Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-285115
and 333-285115-01
Prospectus Supplement
(To Prospectus dated February 21, 2025)
$500,000,000
SOUTHERN COMPANY GAS CAPITAL CORPORATION
Series 2026A 6.05% Fixed-to-Fixed Reset Rate
Junior Subordinated Notes due September 15, 2056
This is a public offering by Southern Company Gas Capital Corporation (the “Issuer”), a wholly-owned subsidiary of Southern Company Gas (the “Company” or the “Guarantor”), of $500,000,000 of its Series 2026A 6.05% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due September 15, 2056 (the “Series 2026A Junior Subordinated Notes”). The Series 2026A Junior Subordinated Notes will bear interest (i) from and including the date of original issuance to, but excluding, September 15, 2031 at an annual rate of 6.05% and (ii) from and including September 15, 2031 during each Interest Reset Period (as defined herein) at an annual rate equal to the Five-Year Treasury Rate (as defined herein) as of the most recent Reset Interest Determination Date (as defined herein), plus 1.822%; provided, that the interest rate during any Interest Reset Period will not reset below 6.05% (which equals the initial interest rate on the Series 2026A Junior Subordinated Notes). Interest will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2026. The Series 2026A Junior Subordinated Notes will be issued in registered form and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Series 2026A Junior Subordinated Notes will mature on September 15, 2056.
So long as no Event of Default (as defined herein) has occurred and is continuing, the Issuer may defer interest payments on the Series 2026A Junior Subordinated Notes on one or more occasions for up to 10 consecutive years as described in this Prospectus Supplement. Deferred interest payments will accrue additional interest at a rate equal to the interest rate then applicable to the Series 2026A Junior Subordinated Notes, to the extent permitted by applicable law.
The Issuer may redeem the Series 2026A Junior Subordinated Notes at its option at the times and the prices described in this Prospectus Supplement.
The Guarantor will fully and unconditionally guarantee, on a junior subordinated basis, payment of the Series 2026A Junior Subordinated Notes, except that no payment of interest will be made under the guarantee for any period during which the Issuer has exercised its right to defer interest payment on the Series 2026A Junior Subordinated Notes.
The Series 2026A Junior Subordinated Notes are a new issue of securities with no established trading market. The Issuer does not intend to apply for listing of the Series 2026A Junior Subordinated Notes on any securities exchange and cannot assure holders that an active after-market for the Series 2026A Junior Subordinated Notes will develop or be sustained or that holders of the Series 2026A Junior Subordinated Notes will be able to sell them at favorable prices or at all.
See “Risk Factors” beginning on page S-6 for a description of certain risks associated with investing in the Series 2026A Junior Subordinated Notes.

	Per Series 2026A Junior Subordinated Note	Total
Initial Public Offering Price(1)	100.000%	$500,000,000
Underwriting Discount	1.000%	$5,000,000
Proceeds, before expenses, to the Issuer	99.000%	$495,000,000
(1)    Plus accrued interest, if any, from the date of original issuance of the Series 2026A Junior Subordinated Notes, which is expected to be May 22, 2026.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.
This Prospectus Supplement and the accompanying Prospectus are not intended to constitute an offer to, and the Series 2026A Junior Subordinated Notes should not be purchased, held or otherwise acquired by, a “specified foreign entity” as defined in Section 7701(a)(51)(B) of the United States Internal Revenue Code of 1986, as amended (a “specified foreign entity”). By purchasing Series 2026A Junior Subordinated Notes, any investor in the Series 2026A Junior Subordinated Notes (including all affiliated entities that participate in such purchase) will be deemed to represent and warrant to the Issuer and the Guarantor that it is not, and will not be, for its taxable year that includes the date of the original issuance of the Series 2026A Junior Subordinated Notes, a specified foreign entity.
The Series 2026A Junior Subordinated Notes are expected to be delivered on or about May 22, 2026 through the book-entry facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank SA/NV (“Euroclear”), as operator of the Euroclear system, or Clearstream Banking, S.A., Luxembourg (“Clearstream”).
Joint Book-Running Managers

Barclays	PNC Capital Markets LLC	Scotiabank	Truist Securities
May 20, 2026

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus Supplement, the accompanying Prospectus or any written communication from the Company or the Issuer or the underwriters specifying the final terms of the offering. None of the Company, the Issuer or any underwriter takes any responsibility for, nor can it provide any assurance as to the reliability of, any other information that others may give you. This Prospectus Supplement, the accompanying Prospectus and any written communication from the Company, the Issuer or the underwriters specifying the final terms of the offering is an offer to sell only the Series 2026A Junior Subordinated Notes offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference or contained in this Prospectus Supplement, the accompanying Prospectus and any written communication from the Company, the Issuer or the underwriters specifying the final terms of the offering is current only as of its respective date.

- i -

SUMMARY
The following summary is qualified in its entirety by, and should be read together with, the more detailed information that is included elsewhere in this Prospectus Supplement and the accompanying Prospectus, as well as the information that is incorporated or deemed to be incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Investing in the Series 2026A Junior Subordinated Notes involves risks. See “Risk Factors” beginning on page S-6 in this Prospectus Supplement.
Southern Company Gas Capital Corporation
The Issuer is a wholly-owned subsidiary of the Guarantor. The Issuer provides financing to the Guarantor on an ongoing basis through a commercial paper program, the issuance of various debt and other financing arrangements. The Issuer’s senior notes are guaranteed by the Guarantor, but not any of its affiliates (including The Southern Company (“Southern Company”)). The Issuer’s principal address is 3535 Colonnade Parkway, Birmingham, Alabama 35243, and its telephone number is (205) 992-0230.
Southern Company Gas
The Company is a wholly-owned subsidiary of Southern Company. The Company is an energy services holding company whose primary business is the distribution of natural gas in four states—Illinois, Georgia, Virginia and Tennessee—through its natural gas distribution utilities. At December 31, 2025, these utilities served approximately 4.4 million end-use customers.
The Company also is involved in several other businesses that are complementary to the distribution of natural gas.
The address of the Company’s principal executive offices is 725 West Peachtree Street, N.W., Atlanta, Georgia 30308, and its telephone number is (404) 584-4000.
The Offering

Issuer	Southern Company Gas Capital Corporation

Guarantor	Southern Company Gas

Security Offered	The Issuer is offering $500,000,000 aggregate principal amount of its Series 2026A 6.05% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due September 15, 2056. The Series 2026A Junior Subordinated Notes will be issued in registered form and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Maturity	The Series 2026A Junior Subordinated Notes will mature on September 15, 2056.

Interest Rate	The Series 2026A Junior Subordinated Notes will bear interest (i) from and including the date of original issuance to, but excluding, September 15, 2031 at an annual rate of 6.05% and (ii) from and including September 15, 2031 during each Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 1.822%; provided, that the interest rate during any Interest Reset Period will not reset below 6.05% (which equals the initial interest rate on the Series 2026A Junior Subordinated Notes).

Interest Payment Dates	Subject to the Issuer’s right to defer interest payments as described below, interest on the Series 2026A Junior Subordinated Notes will be payable semi-annually in arrears on March 15 and September 15 of each year (each an “Interest Payment Date”), beginning on September 15, 2026.

Option to Defer Interest Payments	So long as no Event of Default has occurred and is continuing, at the Issuer’s option, it may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Series 2026A Junior Subordinated Notes by extending the interest payment period for up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). In other words, the Issuer may declare at its discretion up to a 10-year interest payment moratorium on the Series 2026A Junior Subordinated Notes and may choose to do so on more than one occasion. A deferral of interest payments may not extend beyond the maturity date of the Series 2026A Junior Subordinated Notes or end on a day other than an Interest Payment Date.

Any deferred interest on the Series 2026A Junior Subordinated Notes will accrue additional interest at a rate equal to the interest rate then applicable to the Series 2026A Junior Subordinated Notes, to the extent permitted under applicable law. Once the Issuer pays all deferred interest payments on the Series 2026A Junior Subordinated Notes, including any additional interest accrued on the deferred interest, it can again defer interest payments on the Series 2026A Junior Subordinated Notes as described above, but not beyond the maturity date of the Series 2026A Junior Subordinated Notes.

The Issuer is required to provide to the Subordinated Note Indenture Trustee (as defined herein) written notice of any optional deferral of interest at least 10 and not more than 60 Business Days (as defined herein) prior to the earlier of (1) the next applicable Interest Payment Date or (2) the date, if any, upon which the Issuer is required to give notice of such Interest Payment Date or the record date therefor to the New York Stock Exchange or any applicable self-regulatory organization. The Subordinated Note Indenture Trustee is required to promptly forward any such notice to each holder of record of the Series 2026A Junior Subordinated Notes.

If the Issuer elects to defer interest on the Series 2026A Junior Subordinated Notes for one or more Optional Deferral Periods, the beneficial owners of the Series 2026A Junior Subordinated Notes will be required to accrue income for United States federal income tax purposes in the amount of the accrued and unpaid interest payments on the Series 2026A Junior Subordinated Notes, in the form of original issue discount, even though cash interest payments are deferred and even though the beneficial owners may be cash-basis taxpayers.

Certain Restrictions during Optional Deferral Period	During an Optional Deferral Period, neither the Issuer nor the Guarantor will be permitted to do any of the following, with certain limited exceptions described below under “Description of the Series 2026A Junior Subordinated Notes—Certain Limitations During an Optional Deferral Period”:

•declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the capital stock of the Issuer or the Guarantor; or

•make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) of the Issuer or the Guarantor that rank equally with or junior in right of payment to the Series 2026A Junior Subordinated Notes or the related guarantee (as the case may be).

Optional Redemption	The Issuer may redeem the Series 2026A Junior Subordinated Notes at its option before their maturity:

•in whole or in part, on one or more occasions, (i) on any day in the period commencing on the date falling 90 days prior to the first Interest Reset Date and ending on and including the first Interest Reset Date and (ii) after the first Interest Reset Date, on any Interest Payment Date, in each case at 100% of their principal amount, plus any accrued and unpaid interest (including any Additional Interest (as defined herein)) thereon;

•in whole, but not in part, at 100% of their principal amount, plus any accrued and unpaid interest (including any Additional Interest) thereon, if certain changes in tax laws, regulations or interpretations occur;

•in whole, but not in part, at 102% of their principal amount, plus any accrued and unpaid interest (including any Additional Interest) thereon, if a rating agency makes certain changes in the equity credit criteria for securities such as the Series 2026A Junior Subordinated Notes; or

•if a Tax Credit Event (as defined herein) occurs, in whole, but not in part, at 101% of their principal amount, plus any accrued and unpaid interest thereon (including any Additional Interest).

For a more complete description of the circumstances under and the redemption prices at which the Series 2026A Junior Subordinated Notes may be redeemed, see “Description of the Series 2026A Junior Subordinated Notes—Optional Redemption,” “Description of the Series 2026A Junior Subordinated Notes—Right to Redeem Upon a Tax Event”, “Description of the Series 2026A Junior Subordinated Notes—Right to Redeem Upon a Rating Agency Event” and “Description of the Series 2026A Junior Subordinated Notes—Right To Redeem Upon a Tax Credit Event” in this Prospectus Supplement.

Guarantee; Subordination; Ranking
In the case of failure by the Issuer to make due and punctual payment of the principal of (and premium, if any) and interest on the Series 2026A Junior Subordinated Notes, the Guarantor agrees to cause such payment to be made when and as the same shall become due and payable. The Issuer’s obligations under the Series 2026A Junior Subordinated Notes and the Guarantor’s obligations under its guarantee of the Series 2026A Junior Subordinated Notes are unsecured and rank junior in right of payment to all of the Issuer’s and the Guarantor’s “senior indebtedness,” respectively, whether presently existing or from time to time hereafter incurred, created, assumed or existing, as defined below under “Description of Junior Subordinated Notes—Subordination” in the accompanying Prospectus. As of March 31, 2026, the senior indebtedness, on an unconsolidated basis, of each of the Issuer and the Guarantor aggregated approximately $6.3 billion principal amount.

There are no terms of the Series 2026A Junior Subordinated Notes that limit the Issuer’s or the Guarantor’s ability to incur additional senior indebtedness.

Events of Default	The following are the Events of Default with respect to the Series 2026A Junior Subordinated Notes:

•failure to pay principal of, or premium, if any, on or interest on the Series 2026A Junior Subordinated Notes when due at maturity or earlier redemption;

•failure to pay interest on the Series 2026A Junior Subordinated Notes when due and payable (other than at maturity or upon earlier redemption) that continues for 10 days (subject to the Issuer’s right to optionally defer interest payments);

•certain events of bankruptcy, insolvency or reorganization involving the Issuer or the Guarantor; or

•with certain exceptions, the guarantee of the Series 2026A Junior Subordinated Notes ceases to be effective, is found by a judicial proceeding to be unenforceable or invalid or is denied or disaffirmed by the Guarantor.

Listing	The Series 2026A Junior Subordinated Notes are a new issue of securities with no established trading market. The Issuer does not intend to apply for listing of the Series 2026A Junior Subordinated Notes on any securities exchange and cannot assure holders that an active after-market for the Series 2026A Junior Subordinated Notes will develop or be sustained or that holders of the Series 2026A Junior Subordinated Notes will be able to sell them at favorable prices or at all.

No Sinking Fund	The Series 2026A Junior Subordinated Notes do not have the benefit of a sinking fund.

Use of Proceeds
The Company intends to use the net proceeds from the sale of the Series 2026A Junior Subordinated Notes to (i) repay at maturity all or a portion of the $350,000,000 aggregate principal amount of the Issuer’s 3.250% Senior Notes due 2026 and (ii) repay all or a portion of the Issuer’s commercial paper borrowings, which aggregated $233,000,000 as of May 19, 2026. Any remaining net proceeds will be used for other general corporate purposes, which may include investment by the Company in its subsidiaries.

Book-Entry
The Series 2026A Junior Subordinated Notes will be represented by one or more global securities that will be deposited with a custodian for and registered in the name of The Depository Trust Company (“DTC”) or its nominee. This means that investors will not receive a certificate for their Series 2026A Junior Subordinated Notes but, instead, will hold their interest through DTC’s system.

Further Issues	The Issuer may, without the consent of the holders, issue additional junior subordinated notes that will constitute one series with the Series 2026A Junior Subordinated Notes.

Governing Law	New York.

Risk Factors
An investment in the Series 2026A Junior Subordinated Notes involves risks. A prospective investor should carefully consider the discussion of risks in “Risk Factors” in this Prospectus Supplement and the other information in this Prospectus Supplement and the accompanying Prospectus before deciding whether an investment in the Series 2026A Junior Subordinated Notes is suitable for such investor.

RISK FACTORS
Investing in the Series 2026A Junior Subordinated Notes involves risk. In addition to the factors described below, please see the risk factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Form 10-K”), which is incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.
The guarantee of the Series 2026A Junior Subordinated Notes by the Guarantor does not provide significant additional assurance of payment to the holders of the Series 2026A Junior Subordinated Notes.
Upon issuance, the Series 2026A Junior Subordinated Notes will be guaranteed, on a junior subordinated basis, by the Issuer’s parent company, the Guarantor, on a standalone basis, and will not be guaranteed by any of the Guarantor’s affiliates. The Guarantor is a holding company and has no operations separate from its investment in the Issuer and its other subsidiaries. Therefore, if the Issuer should be unable to meet its payment obligations with respect to the Series 2026A Junior Subordinated Notes, it is unlikely that the Guarantor would be able to do so either. The Guarantor’s parent, Southern Company, is not guaranteeing or otherwise becoming an obligor of the Series 2026A Junior Subordinated Notes offered hereby.
The Issuer’s ability to pay the Series 2026A Junior Subordinated Notes may be impaired if the Guarantor or its operating subsidiaries are unable to repay funds to the Issuer or to the Guarantor or if the operating subsidiaries are unable to pay dividends to the Guarantor.
The Issuer is a finance subsidiary with no independent operations or operating subsidiaries, and the Issuer’s immediate parent, the Guarantor, is a holding company with no independent operations. The Guarantor’s operations are carried out through its operating subsidiaries, none of which will guarantee the Series 2026A Junior Subordinated Notes. This structure may limit the Issuer’s ability to obtain funds to make payments on the Series 2026A Junior Subordinated Notes.
Funds the Issuer raises through its financing activities may be loaned to the Guarantor or its affiliates, or paid as dividends to the Guarantor, which dividends may in turn be dividended or loaned to or otherwise invested in the Guarantor’s affiliates. The Issuer’s ability to pay interest and principal on the Series 2026A Junior Subordinated Notes primarily depends on the ability of the Guarantor and its subsidiaries to repay funds the Issuer has loaned them. In addition, the Guarantor’s ability to repay funds the Issuer has loaned to it or to otherwise invest funds in the Issuer for the purpose of paying the Series 2026A Junior Subordinated Notes, or to satisfy its guarantee of the Series 2026A Junior Subordinated Notes, depends on the ability of its subsidiaries to pay dividends to the Guarantor or repay loans from the Guarantor. A substantial portion of the Guarantor’s consolidated assets, earnings and cash flows is derived from the operations of its regulated utility subsidiaries, whose legal authority to pay dividends and make other distributions to the Guarantor is subject to regulation. The Guarantor’s utility subsidiary Northern Illinois Gas Company (“Nicor Gas”) is restricted by regulation in the amount it can dividend or loan to affiliates. Dividends by Nicor Gas to the Guarantor are allowed only to the extent of Nicor Gas’ retained earnings balance. Further, claims of some creditors of the Guarantor’s subsidiaries may have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Guarantor or the Issuer, including holders of the Series 2026A Junior Subordinated Notes. The Series 2026A Junior Subordinated Notes and the Guarantor’s guarantee thereof will be structurally subordinated to such creditors of the Guarantor’s subsidiaries.
The Issuer may elect to defer interest payments on the Series 2026A Junior Subordinated Notes at its option for one or more periods of up to 10 consecutive years. This may affect the market price of the Series 2026A Junior Subordinated Notes.
The Issuer may elect at its option to defer payment of all or part of the current and accrued interest otherwise due on the Series 2026A Junior Subordinated Notes for up to 10 consecutive years, as described under “Description of the Series 2026A Junior Subordinated Notes—Option to Defer Interest Payments” in this Prospectus Supplement. At the end of an Optional Deferral Period, if all amounts due are paid, the Issuer could start a new Optional Deferral Period of up to 10 consecutive years. During any Optional Deferral Period, interest on the Series 2026A Junior Subordinated Notes would be deferred but would accrue additional interest at a rate equal to the interest rate then applicable to the Series 2026A Junior Subordinated Notes, to the extent permitted by applicable law. No Optional Deferral Period may extend beyond the maturity date or redemption date, if earlier, of the Series 2026A Junior Subordinated Notes. If the Issuer exercises this interest deferral right, the Series 2026A Junior Subordinated Notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Series 2026A Junior Subordinated Notes or that is otherwise less than the price at which the Series 2026A Junior Subordinated Notes may have been traded if the Issuer had not exercised such right. In addition, as a result of the Issuer’s right to defer interest payments, the market price of the Series 2026A Junior Subordinated Notes may be more volatile than other securities that do not have these rights.
Holders of the Series 2026A Junior Subordinated Notes may have to pay taxes on interest before they receive payments from the Issuer.
If the Issuer defers interest payments on the Series 2026A Junior Subordinated Notes, a holder of the Series 2026A Junior Subordinated Notes will be required to accrue interest income for United States federal income tax purposes in respect of such holder’s proportionate share of the accrued but unpaid interest on the Series 2026A Junior Subordinated Notes, even if such holder normally reports income when received. As a result, a holder will be required to include the accrued interest in such holder’s gross income for United States federal income tax purposes before receiving payment of the interest.
If a holder sells its Series 2026A Junior Subordinated Notes before the record date for the first interest payment after an Optional Deferral Period, the accrued interest will be paid to the holder of record on the record date, and the holder will never receive the cash from the Issuer related to the accrued interest that was reported for tax purposes. Moreover, amounts that a selling holder was required to include in income in respect of its Series 2026A Junior Subordinated Notes during the Optional Deferral Period will generally be added to its adjusted tax basis in its Series 2026A Junior Subordinated Notes, but that amount may not be reflected in the amount that such holder realizes on the sale. To the extent the amount realized on a sale is less than the holder’s adjusted tax basis, such holder will recognize a capital loss for United States federal income tax purposes. The deductibility of capital losses is subject to limitations. Holders should consult with their own tax advisors regarding the tax consequences of an investment in the Series 2026A Junior Subordinated Notes.
For more information regarding the tax consequences of purchasing the Series 2026A Junior Subordinated Notes, see “Material United States Federal Income Tax Considerations” in this Prospectus Supplement.
An active trading market for the Series 2026A Junior Subordinated Notes may not develop, and any such market may be illiquid.
The Series 2026A Junior Subordinated Notes constitute a new issue of securities with no established trading market. The Issuer does not intend to apply to list the Series 2026A Junior Subordinated Notes on any securities exchange. The liquidity of any trading market in the Series 2026A Junior Subordinated Notes which may develop, and the market prices quoted therefor, may be adversely affected by changes in the overall market for this type of security and by changes in the Company’s financial performance or prospects or in the prospects for companies in the Company’s industry generally. As a result, the Issuer and the Company cannot assure holders that an active after-market for the Series 2026A Junior Subordinated Notes will develop or be sustained or that holders of the Series 2026A Junior Subordinated Notes will be able to sell their Series 2026A Junior Subordinated Notes at favorable prices or at all.
Rating agencies may change their practices for rating the Series 2026A Junior Subordinated Notes, which change may affect the market price of the Series 2026A Junior Subordinated Notes. In addition, the Issuer may redeem the Series 2026A Junior Subordinated Notes if a rating agency makes certain changes in the equity credit methodology for securities such as the Series 2026A Junior Subordinated Notes.
The rating agencies that currently or may in the future publish a rating for the Issuer and/or the Guarantor, including Moody’s Investors Service, Inc., S&P Global Ratings, a division of S&P Global, Inc. and Fitch Ratings, Inc., may, from time to time in the future, change the way they analyze securities with features similar to the Series 2026A Junior Subordinated Notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Series 2026A Junior Subordinated Notes. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the Series 2026A Junior Subordinated Notes are subsequently lowered, that could have a negative impact on the trading price of the Series 2026A Junior Subordinated Notes. In addition, the Issuer may redeem the Series 2026A Junior Subordinated Notes at its option, in whole, but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the Series 2026A Junior Subordinated Notes. See “Description of the Series 2026A Junior Subordinated Notes—Right to Redeem Upon a Rating Agency Event” in this Prospectus Supplement.

While it is not possible for the interest rate on the Series 2026A Junior Subordinated Notes to decrease below the initial interest rate, the interest rate on the Series 2026A Junior Subordinated Notes may fluctuate over time.
The interest rate on the Series 2026A Junior Subordinated Notes from their original issue date to, but excluding, September 15, 2031 will be 6.05% per annum. Beginning on September 15, 2031, the interest rate on the Series 2026A Junior Subordinated Notes for each Interest Reset Period will equal the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 1.822%, to be reset on each Interest Reset Date; provided, that the interest rate during any Interest Reset Period will not reset below 6.05%. Accordingly, while it is not possible for the interest rate on the Series 2026A Junior Subordinated Notes to decrease below the initial interest rate, the interest rate for a given Interest Reset Period subsequent to the initial Interest Reset Period may decrease as compared to the interest rate for the prior Interest Reset Period. The Issuer and the Company have no control over the factors that may affect U.S. Treasury rates, including geopolitical, economic, financial, political, regulatory, judicial or other conditions or events.
Historical United States Treasury rates are not an indication of future United States Treasury rates.
As noted above, the annual interest rate on the Series 2026A Junior Subordinated Notes for each Interest Reset Period will be set by reference to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date (provided, that the interest rate during any Interest Reset Period will not reset below the initial interest rate). In the past, United States Treasury rates have experienced significant fluctuations. Historical levels, fluctuations and trends of United States Treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in United States Treasury rates is not an indication that United States Treasury rates are more or less likely to increase or decrease at any time after September 15, 2031, and historical United States Treasury rates are not an indication of future Five-Year Treasury Rates.
The Issuer may choose to redeem the Series 2026A Junior Subordinated Notes prior to maturity.
At any time and from time to time (i) on any day during the period commencing on the date falling 90 days prior to the first Interest Reset Date and ending on and including the first Interest Reset Date and (ii) after the first Interest Reset Date, on any Interest Payment Date, the Issuer may redeem in whole, or in part, the Series 2026A Junior Subordinated Notes at a redemption price equal to 100% of the principal amount of the Series 2026A Junior Subordinated Notes being redeemed, plus accrued and unpaid interest, if any, thereon (including any Additional Interest).
If a Tax Event (as defined herein) occurs, the Issuer may redeem in whole, but not in part, the Series 2026A Junior Subordinated Notes, at 100% of their principal amount, plus any accrued and unpaid interest thereon (including any Additional Interest). If a Rating Agency Event (as defined herein) occurs, the Issuer may redeem in whole, but not in part, the Series 2026A Junior Subordinated Notes, at 102% of their principal amount, plus any accrued and unpaid interest thereon (including any Additional Interest).
In addition, the Issuer may redeem the Series 2026A Junior Subordinated Notes, at its option, in whole, but not in part, if a Tax Credit Event occurs. A “Tax Credit Event” occurs with respect to the Series 2026A Junior Subordinated Notes if, in the Issuer's reasonable determination, there exists a material risk, due to the Series 2026A Junior Subordinated Notes (considered together with other debt) having been issued, as part of an original issuance, to one or more “specified foreign entities,” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), that the Company or the Issuer or any of their respective affiliates would be unable to utilize or otherwise ineligible to claim any tax credits otherwise allowed under Section 38 of the Code. A redemption of the Series 2026A Junior Subordinated Notes for this reason would be at a redemption price equal to 101% of the principal amount of the Series 2026A Junior Subordinated Notes being redeemed, in each case plus accrued and unpaid interest to, but not including, the redemption date (including any Additional Interest). See “Description of the Series 2026A Junior Subordinated Notes—Right to Redeem Upon a Tax Credit Event” in this Prospectus Supplement.
If prevailing interest rates are lower at the time of redemption, holders of the Series 2026A Junior Subordinated Notes to be redeemed may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate on the Series 2026A Junior Subordinated Notes being redeemed. In addition, during times when the Issuer may elect to redeem the Series 2026A Junior Subordinated Notes or when the Issuer is perceived to be able to redeem the Series 2026A Junior Subordinated Notes, the market value of the Series 2026A Junior Subordinated Notes generally will not rise substantially above the price at which they can be redeemed.

AVAILABLE INFORMATION
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports and other information with the Securities and Exchange Commission (the “Commission”). The Commission maintains a website that contains reports and other information regarding registrants, including the Company, that file electronically at http://www.sec.gov. Copies of certain information filed by the Company with the Commission are also available on the Company’s website at
http://www.southerncompanygas.com. The information on the Company’s website is not incorporated by reference into this Prospectus Supplement and should not be considered to be a part of this Prospectus Supplement.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents have been filed with the Commission pursuant to the 1934 Act and are incorporated by reference in this Prospectus Supplement and made a part of this Prospectus Supplement:
(a) the Form 10-K;
(b) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026; and
(c) the Company’s Current Report on Form 8-K dated January 9, 2026.
All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus Supplement and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus Supplement and made a part of this Prospectus Supplement from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained in this Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

SELECTED FINANCIAL INFORMATION
The following selected financial data for the years ended December 31, 2023 through 2025 has been derived from the Company’s audited financial statements and related notes incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial data for the years ended December 31, 2021 and 2022 has been derived from the Company’s audited financial statements and related notes, which are not incorporated by reference in this Prospectus Supplement. The following selected financial data as of and for the three months ended March 31, 2026 has been derived from the Company’s unaudited consolidated financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management’s discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below does not reflect the issuance of the Series 2026A Junior Subordinated Notes offered hereby or the use of proceeds therefrom. See “Use of Proceeds” in this Prospectus Supplement.

	Year Ended December 31,					Three Months Ended March 31,
	2021	2022	2023	2024	2025	2026(1)

Operating Revenues	$4,380	$5,962	$4,702	$4,456	$5,044	$2,191
Earnings Before Income Taxes	814	752	826	998	914	592
Net Income Attributable to Southern Company Gas	539	572	615	740	732	447

	Capitalization as of March 31, 2026
	Actual	Percent
	(Millions, except percentages)
Common Stockholder’s Equity	$11,433	55.2%
Senior Notes, First Mortgage Bonds, Medium-Term Notes and Other Long-Term Debt	9,074	43.8%
Non-Principal Long-Term Debt(2)	195	1.0%
Total Capitalization	$20,702	100.0%
______________________________
(1)    Due to seasonal variations in demand for energy, operating results for the three months ended March 31, 2026 do not necessarily indicate operating results for the entire year.
(2)    Includes unamortized fair value adjustments; unamortized debt premium, net; and unamortized debt issuance costs.

USE OF PROCEEDS
The Company intends to use the net proceeds from the sale of the Series 2026A Junior Subordinated Notes to (i) repay at maturity all or a portion of the $350,000,000 aggregate principal amount of the Issuer’s 3.250% Senior Notes due 2026 and (ii) repay all or a portion of the Issuer’s commercial paper borrowings, which aggregated $233,000,000 as of May 19, 2026. Any remaining net proceeds will be used for other general corporate purposes, which may include investment by the Company in its subsidiaries.

DESCRIPTION OF THE SERIES 2026A JUNIOR SUBORDINATED NOTES
Set forth below is a description of the specific terms of the Series 2026A Junior Subordinated Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the junior subordinated notes set forth in the accompanying Prospectus under the caption “Description of Junior Subordinated Notes.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Subordinated Note Indenture (as defined below).
General
The Series 2026A Junior Subordinated Notes will be issued as a series of junior subordinated notes under the Subordinated Note Indenture dated as of May 1, 2026, as supplemented and amended from time to time (the “Subordinated Note Indenture”), among the Issuer, as issuer, the Guarantor, as guarantor, and U.S. Bank Trust Company, National Association, as trustee (the “Subordinated Note Indenture Trustee”). The Series 2026A Junior Subordinated Notes will initially be issued in the aggregate principal amount of $500,000,000. The Issuer may, at any time and without the consent of the holders of the Series 2026A Junior Subordinated Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Series 2026A Junior Subordinated Notes (except for the public offering price and issue date and the initial interest accrual date and initial Interest Payment Date, if applicable). Any additional notes having such similar terms, together with the Series 2026A Junior Subordinated Notes, will constitute a single series of junior subordinated notes under the Subordinated Note Indenture.
Unless earlier redeemed, the entire principal amount of the Series 2026A Junior Subordinated Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on September 15, 2056. The Series 2026A Junior Subordinated Notes are not subject to any sinking fund provision. The Series 2026A Junior Subordinated Notes are available for purchase in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Interest
The Series 2026A Junior Subordinated Notes will bear interest (i) from and including the date of original issuance to, but excluding, September 15, 2031 at an annual rate of 6.05% and (ii) from and including September 15, 2031 during each Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 1.822%; provided, that the interest rate during any Interest Reset Period will not reset below 6.05% (which equals the initial interest rate on the Series 2026A Junior Subordinated Notes). Subject to the Issuer’s right to defer interest payments as described below, interest will be payable semi-annually in arrears on March 15 and September 15 of each year to the person in whose name such Series 2026A Junior Subordinated Note is registered at the close of business (i) on the Business Day immediately preceding such Interest Payment Date if the Series 2026A Junior Subordinated Notes are in book-entry only form or (ii) on the 15th calendar day preceding such Interest Payment Date if the Series 2026A Junior Subordinated Notes are not in book-entry only form (whether or not a Business Day), provided that interest payable at maturity or on a redemption date will be paid to the person to whom principal is payable. The initial Interest Payment Date is September 15, 2026. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series 2026A Junior Subordinated Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date.
“Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Subordinated Note Indenture Trustee’s corporate trust office is closed for business.
Unless all of the outstanding Series 2026A Junior Subordinated Notes have been redeemed as of September 15, 2031, the Issuer will appoint a calculation agent (the “Calculation Agent”) with respect to the Series 2026A Junior Subordinated Notes prior to the Reset Interest Determination Date preceding September 15, 2031. The Issuer or any of its affiliates may assume the duties of the Calculation Agent. The applicable interest rate for each Interest Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. If the Issuer or one of its affiliates is not the Calculation Agent, the Calculation Agent will notify the Issuer of the interest rate for the relevant Interest Reset Period promptly upon such determination. The Issuer will notify the Subordinated Note Indenture Trustee of such interest rate, promptly upon making or being notified of such determination. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Interest Reset Period beginning on or after September 15, 2031 will be conclusive and binding absent manifest error, will be made in the Calculation Agent’s sole discretion and, notwithstanding anything to the contrary in the documentation relating to the Series 2026A Junior Subordinated Notes, will become effective without consent from any other person or entity. Such determination of any interest rate and calculation of the amount of interest will be on file at the Issuer’s principal offices and will be made available to any holder of the Series 2026A Junior Subordinated Notes upon request. In no event shall the Subordinated Note Indenture Trustee be the Calculation Agent, nor shall it have any liability for any determination made by or on behalf of such Calculation Agent.
“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, the average of the yields on actively traded United States Treasury securities adjusted to constant maturity, for five-year maturities, for the five consecutive Business Days immediately prior to the respective Reset Interest Determination Date appearing under the caption “Treasury Constant Maturities” as published in the most recent H.15.
If the Five-Year Treasury Rate cannot be determined pursuant to the method described above, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, will determine the Five-Year Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor Five-Year Treasury Rate, then the Calculation Agent will use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the business day convention, the definition of “Business Day” and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate. If the Five-Year Treasury Rate cannot be determined pursuant to the methods described above, then the Five-Year Treasury Rate will be the same interest rate determined for the prior Reset Interest Determination Date or, if the Five-Year Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the first Interest Reset Date, then the interest rate applicable for the Interest Reset Period beginning on and including the first Interest Reset Date will be deemed to be 6.05% per annum, which is the same interest rate as in effect from and including the original issue date to, but excluding, the first Interest Reset Date.
“H.15” means the daily statistical release designated as such, or any successor publication as determined by the Calculation Agent in its sole discretion, published by the Federal Reserve Board, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date.
“Interest Reset Date” means September 15, 2031 and each date falling on the five-year anniversary of the preceding Interest Reset Date.
“Interest Reset Period” means the period from and including September 15, 2031 to, but not including, the next following Interest Reset Date and thereafter each period from and including each Interest Reset Date to, but not including, the next following Interest Reset Date or the maturity date or date of redemption, as the case may be.
“Reset Interest Determination Date” means, in respect of any Interest Reset Period, the day falling two Business Days prior to the beginning of such Interest Reset Period.
Option to Defer Interest Payments
So long as no Event of Default under the Subordinated Note Indenture has occurred and is continuing, at the Issuer’s option, it may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Series 2026A Junior Subordinated Notes by extending the interest payment period for up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not extend beyond the maturity date of the Series 2026A Junior Subordinated Notes or end on a day other than an Interest Payment Date. Any deferred interest on the Series 2026A Junior Subordinated Notes will accrue additional interest at the rate then applicable to the Series 2026A Junior Subordinated Notes from the applicable Interest Payment Date to the date of payment, compounded semi-annually (such deferred interest and additional interest accrued thereon, “Additional Interest”), to the extent permitted under applicable law. No interest will be due and payable on the Series 2026A Junior Subordinated Notes until the end of an

Optional Deferral Period, except upon a redemption of the Series 2026A Junior Subordinated Notes during such Optional Deferral Period.
At the end of an Optional Deferral Period or on any redemption date, the Issuer will be obligated to pay all accrued and unpaid interest, including any Additional Interest. Once the Issuer pays all accrued and unpaid interest payments on the Series 2026A Junior Subordinated Notes, including any Additional Interest, the Issuer can again defer interest payments on the Series 2026A Junior Subordinated Notes as described above, but not beyond the maturity date of the Series 2026A Junior Subordinated Notes.
The Issuer is required to provide to the Subordinated Note Indenture Trustee written notice of any optional deferral of interest at least 10 and not more than 60 Business Days prior to the earlier of (1) the next applicable Interest Payment Date or (2) the date, if any, upon which it is required to give notice of such Interest Payment Date or the record date therefor to the New York Stock Exchange or any applicable self-regulatory organization. In addition, the Issuer is required to deliver to the Subordinated Note Indenture Trustee an officers’ certificate stating that no default or Event of Default shall have occurred and be continuing. Subject to receipt of the officers’ certificate, the Subordinated Note Indenture Trustee is required to promptly forward such notice to each holder of record of the Series 2026A Junior Subordinated Notes.
Certain Limitations During an Optional Deferral Period
During an Optional Deferral Period, subject to the exceptions noted below, neither the Issuer nor the Guarantor will be permitted to do any of the following:
•declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the capital stock of the Issuer or the Guarantor, or
•make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) of the Issuer or the Guarantor which rank equally with or junior in right of payment to the Series 2026A Junior Subordinated Notes or the related guarantee (as the case may be).
None of the foregoing, however, shall restrict:
•any of the actions described in the preceding sentence resulting from any reclassification of the capital stock of the Issuer or the Guarantor or the exchange or conversion of one class or series of the capital stock of the Issuer or the Guarantor for another class or series of the capital stock of the Issuer or the Guarantor;
•the purchase of fractional interests in shares of the capital stock of the Issuer or the Guarantor pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or
•dividends, payments or distributions payable in shares of capital stock of the Issuer or the Guarantor.
Optional Redemption
At any time and from time to time (i) on any day in the period commencing on the date falling 90 days prior to the first Interest Reset Date and ending on and including the first Interest Reset Date and (ii) after the first Interest Reset Date, on any Interest Payment Date, the Series 2026A Junior Subordinated Notes will be subject to redemption at the option of the Issuer in whole or in part upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Series 2026A Junior Subordinated Notes being redeemed plus any accrued and unpaid interest (including any Additional Interest) on the Series 2026A Junior Subordinated Notes being redeemed to the redemption date.
Any redemption of the Series 2026A Junior Subordinated Notes may be conditioned upon the occurrence of one or more conditions precedent.
If notice of redemption is given as aforesaid, the Series 2026A Junior Subordinated Notes so to be redeemed will, on the redemption date (subject, in the case of a conditional redemption, to the satisfaction of all conditions precedent), become due and payable at the redemption price together with any accrued and unpaid interest thereon, and from and after such date (unless the Issuer has defaulted in the payment of the redemption price and accrued interest) such Series 2026A Junior Subordinated Notes shall cease to bear interest. If any Series 2026A Junior Subordinated Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the redemption date at the rate then applicable to the Series 2026A Junior Subordinated Notes. See “Description of Junior Subordinated Notes — Events of Default” in the accompanying Prospectus.
The Issuer may also redeem the Series 2026A Junior Subordinated Notes (i) in whole, but not in part, if certain changes in tax laws, regulations or interpretations occur, at the redemption price and under the circumstances described below under “—Right to Redeem Upon a Tax Event”, (ii) in whole, but not in part, if a rating agency makes certain changes in the equity credit criteria for securities such as the Series 2026A Junior Subordinated Notes, at the redemption price and under the circumstances described below under “—Right to Redeem Upon a Rating Agency Event” and (iii) in whole, but not in part, if there has been a Tax Credit Event, at the redemption price and under the circumstances described below under “—Right to Redeem Upon a Tax Credit Event.”
Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company, the Issuer or their respective affiliates may, at any time and from time to time, purchase outstanding Series 2026A Junior Subordinated Notes by tender, in the open market or by private agreement.
Right to Redeem Upon a Tax Event
The Issuer may redeem, upon not less than 15 nor more than 60 days’ notice, in whole but not in part, the Series 2026A Junior Subordinated Notes following the occurrence of a Tax Event (as defined below), at 100% of their principal amount plus any accrued and unpaid interest thereon (including any Additional Interest) to the redemption date.
A “Tax Event” happens when the Company or the Issuer has received an opinion of counsel experienced in tax matters that, as a result of:
•any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;
•an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;
•any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or
•a threatened challenge asserted in writing in connection with the audit of the Company or the Issuer or an audit of any of their respective subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Series 2026A Junior Subordinated Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known after the date of the original issuance of the Series 2026A Junior Subordinated Notes, there is more than an insubstantial risk that interest payable by the Issuer on the Series 2026A Junior Subordinated Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Issuer for United States federal income tax purposes.
Right to Redeem Upon a Rating Agency Event
The Issuer may redeem, upon not less than 15 nor more than 60 days’ notice, in whole but not in part, the Series 2026A Junior Subordinated Notes following the occurrence of a Rating Agency Event (as defined below), at 102% of their principal amount plus any accrued and unpaid interest thereon (including any Additional Interest) to the redemption date.
“Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization for purposes of assigning equity credit to securities such as the Series

2026A Junior Subordinated Notes on the date of original issuance of the Series 2026A Junior Subordinated Notes, which change reduces the amount of equity credit assigned to the Series 2026A Junior Subordinated Notes as compared with the amount of equity credit that such rating agency had assigned to the Series 2026A Junior Subordinated Notes as of the date of original issuance thereof.
Right to Redeem Upon a Tax Credit Event
If a Tax Credit Event (as defined below) occurs, the Issuer may redeem, upon a notice of redemption not less than 15 nor more than 60 days prior to the date fixed for redemption, the Series 2026A Junior Subordinated Notes, in whole but not in part at a redemption price equal to 101% of the principal amount of the Series 2026A Junior Subordinated Notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date (including any Additional Interest). A notice of redemption of the Series 2026A Junior Subordinated Notes upon the occurrence of a Tax Credit Event (i) may only be sent by the later of (a) the end of the calendar year in which the Series 2026A Junior Subordinated Notes were issued and (b) six months from the date of issuance of the Series 2026A Junior Subordinated Notes and (ii) shall be accompanied by a certificate from an officer of the Issuer stating that a Tax Credit Event has occurred.
A “Tax Credit Event” occurs with respect to the Series 2026A Junior Subordinated Notes if, in the reasonable determination of the Issuer or the Company, there exists a material risk, due to the Series 2026A Junior Subordinated Notes (considered together with other debt) having been issued, as part of an original issuance, to one or more “specified foreign entities,” as defined in Section 7701(a)(51)(B) of the Code, that the Issuer or the Company or any of their respective affiliates would be unable to utilize or otherwise ineligible to claim any tax credits otherwise allowed under Section 38 of the Code. “Specified foreign entities,” as further defined in Section 7701(a)(51)(B) of the Code, generally include, among other entities: (i) the governments of China, Iran, North Korea or Russia or their agencies or instrumentalities, (ii) certain citizens or nationals of such countries, (iii) entities organized under the laws of, or having their principal place of business in, such countries, (iv) entities controlled by any of the above, including subsidiaries, measured by more than 50% ownership of stock (by vote or value) in a corporation, profits interests or capital interests in a partnership, or beneficial interest in another entity, (v) certain Chinese military companies described under Section 1260H of the William M. (Mac) Thornberry National Defense Authorization Act for Fiscal Year 2021, (vi) Contemporary Amperex Technology Company (CATL), BYD Company, Envision Energy, EVE Energy Company, Gotion High-tech Company, Hithium Energy Storage Technology Company, or any successor company to the foregoing, (vii) certain companies that violate the Uyghur Forced Labor Prevention Act of 2021 and (viii) entities that the Office of Foreign Assets Control of the Department of the Treasury (“OFAC”) have included on the list of specially designated nationals and blocked persons maintained by OFAC.
The consummation of a redemption upon a Tax Credit Event may be subject to the Subordinated Note Indenture Trustee's receipt of the required redemption moneys on or before the redemption date (and in such case no such redemption shall occur unless such moneys have been received by the Subordinated Note Indenture Trustee on or before such date).
Ranking of Junior Subordinated Notes and Guarantee
The Issuer’s payment obligations under the Series 2026A Junior Subordinated Notes will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of its and the Guarantor’s senior indebtedness, whether presently existing or from time to time hereafter incurred, created, assumed or existing. In the case of failure by the Issuer to make due and punctual payment of the principal of (and premium, if any) and interest on the Series 2026A Junior Subordinated Notes, the Guarantor agrees to cause such payment to be made when and as the same shall become due and payable. The Guarantor’s guarantee will similarly be an unsecured and junior subordinated obligation of the Guarantor, ranking subordinate and junior in right of payment to all senior indebtedness of the Guarantor and the Issuer, whether presently existing or from time to time hereafter incurred, created, assumed or existing. See “Description of Junior Subordinated Notes—Subordination” in the accompanying Prospectus. As of March 31, 2026, the senior indebtedness, on an unconsolidated basis, of each of the Issuer and the Guarantor aggregated approximately $6.3 billion principal amount.
Events of Default
The following are the “Events of Default” with respect to the Series 2026A Junior Subordinated Notes, which are modified from the events of default described in the accompanying Prospectus:

•failure to pay principal of, or premium, if any, on or interest on the Series 2026A Junior Subordinated Notes when due at maturity or earlier redemption;
•failure to pay interest on the Series 2026A Junior Subordinated Notes (including Additional Interest) when due and payable (other than at maturity or upon earlier redemption) that continues for 10 days (subject to the Issuer’s right to optionally defer interest payments);
•certain events of bankruptcy, insolvency or reorganization involving the Issuer or the Guarantor; or
•with certain exceptions, the guarantee of the Series 2026A Junior Subordinated Notes ceases to be effective, is found by a judicial proceeding to be unenforceable or invalid or is denied or disaffirmed by the Guarantor.
With respect to the Series 2026A Junior Subordinated Notes, the term “Default” means the following event: default in the performance or breach of any covenant or warranty of the Issuer or the Guarantor in the Subordinated Note Indenture (other than (i) a covenant or warranty a default in whose performance or whose breach is addressed in the preceding paragraph or (ii) certain other covenants and warranties inapplicable to the Series 2026A Junior Subordinated Notes), and continuance of such default or breach for a period of 90 days after specified written notice to the Issuer and the Guarantor by the Subordinated Note Indenture Trustee, or to the Issuer, the Guarantor and the Subordinated Note Indenture Trustee by the holders of at least 25% in principal amount of the outstanding Series 2026A Junior Subordinated Notes.
Upon the occurrence and continuance of a Default, the Subordinated Note Indenture Trustee and the holders of the Series 2026A Junior Subordinated Notes will have the same rights and remedies, and will be subject to the same limitations, restrictions, protections and exculpations, and the Issuer and the Guarantor will be subject to the same obligations and restrictions, in each case, as would apply if such Default was an Event of Default or an event which after notice or lapse of time or both would become an Event of Default; provided that the principal of and accrued interest on the Series 2026A Junior Subordinated Notes may not be declared immediately due and payable by reason of the occurrence and continuation of a Default, and any notice of declaration or acceleration based on such Default will be null and void with respect to the Series 2026A Junior Subordinated Notes; provided, further that in case a Default has occurred and is continuing, the Subordinated Note Indenture Trustee will not be subject to the requirement to exercise, with respect to the Series 2026A Junior Subordinated Notes, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs, unless an Event of Default has occurred and is continuing.
Agreement by Holders to Certain Tax Treatment
Each holder of the Series 2026A Junior Subordinated Notes will, by accepting the Series 2026A Junior Subordinated Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Series 2026A Junior Subordinated Notes constitute debt and will treat the Series 2026A Junior Subordinated Notes as debt for United States federal, state and local tax purposes.
Book-Entry Only Issuance—The Depository Trust Company
DTC will act as the initial securities depository for the Series 2026A Junior Subordinated Notes. The Series 2026A Junior Subordinated Notes offered hereby will be issued only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully-registered global Series 2026A Junior Subordinated Notes certificates will be issued, representing in the aggregate the total principal amount of Series 2026A Junior Subordinated Notes, and will be deposited with the Subordinated Note Indenture Trustee on behalf of DTC. Investors may hold interests in the Series 2026A Junior Subordinated Notes offered hereby through DTC if they are participants in DTC or indirectly through organizations that are participants in DTC, including Euroclear or Clearstream.
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds and provides asset servicing for over 3.5 million issues of United States and non-United States equity issues, corporate and municipal debt issues and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both United States and non-United States securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both United States and non-United States securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Direct and Indirect Participants are on file with the Commission. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this Prospectus Supplement.
Purchases of Series 2026A Junior Subordinated Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series 2026A Junior Subordinated Notes on DTC’s records. The ownership interest of each actual purchaser of each Series 2026A Junior Subordinated Note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners, however, are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series 2026A Junior Subordinated Notes. Transfers of ownership interests in the Series 2026A Junior Subordinated Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series 2026A Junior Subordinated Notes, except in the event that use of the book-entry system for the Series 2026A Junior Subordinated Notes is discontinued.
To facilitate subsequent transfers, all Series 2026A Junior Subordinated Notes deposited by Direct Participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series 2026A Junior Subordinated Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series 2026A Junior Subordinated Notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Series 2026A Junior Subordinated Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Redemption notices will be sent to DTC. If less than all of the Series 2026A Junior Subordinated Notes are being redeemed, DTC’s practice is to determine by lot the amount of interest of each Direct Participant in such Series 2026A Junior Subordinated Notes to be redeemed.
Although voting with respect to the Series 2026A Junior Subordinated Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Series 2026A Junior Subordinated Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Series 2026A Junior Subordinated Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).
Payments on the Series 2026A Junior Subordinated Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Issuer or the Subordinated Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,” and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Issuer, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.
Except as provided herein, a Beneficial Owner of a global Series 2026A Junior Subordinated Note will not be entitled to receive physical delivery of Series 2026A Junior Subordinated Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series 2026A Junior Subordinated Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series 2026A Junior Subordinated Note.
DTC may discontinue providing its services as securities depository with respect to the Series 2026A Junior Subordinated Notes at any time by giving reasonable notice to the Issuer. Under such circumstances, in the event that a successor securities depository is not obtained, Series 2026A Junior Subordinated Notes certificates will be required to be printed and delivered to the holders of record. Additionally, the Issuer may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the Series 2026A Junior Subordinated Notes. The Issuer understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Issuer’s decision, but will only withdraw beneficial interests from a global Series 2026A Junior Subordinated Note at the request of each Direct or Indirect Participant. In that event, certificates for the Series 2026A Junior Subordinated Notes will be printed and delivered to the applicable Direct or Indirect Participant.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Issuer believes to be reliable, but none of the Issuer, the Guarantor nor any underwriter takes any responsibility for the accuracy thereof. None of the Issuer, the Guarantor, the Subordinated Note Indenture Trustee nor any underwriter has any responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.
Global Clearance and Settlement Procedures
Secondary market trading between Clearstream participants and/or Euroclear system participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear system, as applicable.
Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear system participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its United States depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its United States depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear system participants may not deliver instructions directly to their respective United States depositaries.
Because of time-zone differences, credits of Series 2026A Junior Subordinated Notes received in Clearstream or the Euroclear system as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Series 2026A Junior Subordinated Notes settled during such processing will be reported to the relevant Clearstream participant or Euroclear system participant on such business day. Cash received in Clearstream or the Euroclear system as a result of sales of the Series 2026A Junior Subordinated Notes by or through a Clearstream participant or a Euroclear system participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear system cash account only as of the business day following settlement in DTC.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of the material United States federal income tax considerations relevant to the acquisition, ownership and disposition of the Series 2026A Junior Subordinated Notes, and insofar as it relates to matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of the Issuer’s tax counsel, Troutman Pepper Locke LLP. This discussion only applies to Series 2026A Junior Subordinated Notes that are held as capital assets by holders who purchase the Series 2026A Junior Subordinated Notes at their issue price (generally the first price at which a substantial amount of the Series 2026A Junior Subordinated Notes is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) pursuant to this offering. This discussion does not describe all of the material tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, regulated investment companies, real estate investment trusts, banks, insurance companies, tax-exempt entities, certain former citizens or residents of the United States, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, partnerships and other pass-through entities (and persons holding the Series 2026A Junior Subordinated Notes through a partnership or other pass-through entity), holders whose functional currency for United States federal income tax purposes is not the United States dollar, passive foreign investment companies, controlled foreign corporations, taxpayers required to conform the timing of the income accruals with respect to the Series 2026A Junior Subordinated Notes to that on their applicable financial statements and corporations that accumulate earnings to avoid United States federal income tax, or persons holding the Series 2026A Junior Subordinated Notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction. In addition, this discussion does not address the effect of any state, local, foreign or other tax laws or any United States federal estate, gift or alternative minimum tax considerations. This discussion is based upon the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.
As used in this Prospectus Supplement, the term “United States Holder” means a beneficial owner of a Series 2026A Junior Subordinated Note that is for United States federal income tax purposes:
•an individual citizen or resident of the United States;
•a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate the income of which is subject to United States federal income taxation regardless of its source; or
•a trust (i) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) that was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust.
The term “Non-United States Holder” means a beneficial owner of a Series 2026A Junior Subordinated Note that is neither a United States Holder nor a partnership (or other pass-through entity).
If a partnership (or other entity or arrangement treated as a partnership) holds Series 2026A Junior Subordinated Notes, the tax treatment of the partnership and its partners will generally depend on the status of the partner and the activities of the partnership and its partners. If a holder of Series 2026A Junior Subordinated Notes is a partnership or a partner in such a partnership, such holder should consult with its own tax advisors regarding the United States federal income tax considerations of the purchase, ownership and disposition of Series 2026A Junior Subordinated Notes.
Persons considering purchasing the Series 2026A Junior Subordinated Notes should consult their own tax advisors regarding the United States federal income tax considerations relating to the purchase, ownership and disposition of the Series 2026A Junior Subordinated Notes in light of their particular circumstances, as well as the effect of any state, local, foreign or other tax laws.
Classification of the Series 2026A Junior Subordinated Notes as Indebtedness
The determination of whether a security should be classified as indebtedness or equity for United States federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the United States federal income tax treatment of securities similar to the Series 2026A Junior Subordinated Notes and no rulings have been sought, or are expected to be sought, from the Internal Revenue Service (the “IRS”). In the opinion of Troutman Pepper Locke LLP, under current law, based upon the facts contained in this Prospectus Supplement and assuming full compliance with the terms of the Subordinated Note Indenture and other relevant documents, and based on certain assumptions and representations relied upon in rendering such opinion, the Series 2026A Junior Subordinated Notes constitute indebtedness of the Issuer for United States federal income tax purposes (although there is no controlling authority directly on point). This opinion is not binding on the IRS or any court and there can be no assurance that the IRS or a court will agree with this opinion. If the IRS were to challenge successfully the classification of the Series 2026A Junior Subordinated Notes as indebtedness of the Issuer, interest payments on the Series 2026A Junior Subordinated Notes would be treated for United States federal income tax purposes as dividends to the extent of the Issuer’s current or accumulated earnings and profits. In the case of Non-United States Holders, dividends would be subject to withholding of United States income tax, except to the extent provided by an applicable income tax treaty and except to the extent effectively connected with the conduct of a Non-United States Holder’s U.S. trade or business (and, if an applicable income tax treaty applies, if the Non-United States Holder maintains a permanent establishment within the United States), in which case the Non-United States Holder will be subject to United States federal income tax on the dividends on a net income basis in the same manner as a United States Holder. Holders should consult their own tax advisors regarding their particular tax consequences if the Series 2026A Junior Subordinated Notes are not treated as indebtedness for United States federal income tax purposes.
The Issuer agrees, and by acquiring an interest in a Series 2026A Junior Subordinated Note, each beneficial owner of a Series 2026A Junior Subordinated Note will agree, to treat the Series 2026A Junior Subordinated Notes as indebtedness of the Issuer for United States federal income tax purposes. The remainder of this discussion assumes that the Series 2026A Junior Subordinated Notes are classified as indebtedness for United States federal income tax purposes.
United States Holders
Sale, Exchange or Redemption of the Series 2026A Junior Subordinated Notes
In the case of a sale, exchange, redemption or other taxable disposition of a Series 2026A Junior Subordinated Note, a United States Holder will generally recognize gain or loss equal to the difference, if any, between the amount received (other than any amount representing accrued but unpaid interest, which will be treated as interest income to the extent not previously included in income) and the United States Holder’s adjusted tax basis in the Series 2026A Junior Subordinated Note.
A gain or loss recognized by a United States Holder on a sale, exchange, redemption or other taxable disposition of a Series 2026A Junior Subordinated Note generally will constitute capital gain or loss. Capital gains recognized by a non-corporate United States Holder upon the sale, exchange, redemption or other taxable disposition of a Series 2026A Junior Subordinated Note that is held for more than one year are generally eligible for reduced rates of United States federal income taxation. The ability of a United States Holder to deduct capital losses is limited.
Medicare Tax
Certain United States Holders that are individuals, estates or trusts are subject to a 3.8% Medicare tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income and net gains from the disposition of the Series 2026A Junior Subordinated Notes. Each United States Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of this Medicare tax to its income and gains in respect of its investment in the Series 2026A Junior Subordinated Notes.
Backup Withholding and Information Reporting
Information reporting requirements generally apply in connection with payments on the Series 2026A Junior Subordinated Notes to, and the proceeds from a sale or other disposition of the Series 2026A Junior Subordinated Notes by, non-corporate United States Holders. A United States Holder will be subject to a backup withholding tax on these payments if the United States Holder fails to provide its taxpayer identification number to the paying agent and fails to comply with certain certification procedures or otherwise establish an exemption from backup withholding. Any backup withholding from a payment to a United States Holder generally will be allowed as a credit against such United States federal income tax liability, or may entitle such United States Holder to a refund, provided that the required information is timely furnished to the IRS. United States Holders should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.
Interest Income and Original Issue Discount
Special rules apply with respect to debt instruments that are issued with original issue discount (“OID”). The Issuer does not intend that the Series 2026A Junior Subordinated Notes will be issued with OID. However, under applicable Treasury regulations regarding OID, the possibility that interest on the Series 2026A Junior Subordinated Notes might be deferred (see “Description of the Series 2026A Junior Subordinated Notes—Option to Defer Interest Payments”) could result in the Series 2026A Junior Subordinated Notes being treated as issued with OID, unless the likelihood of such deferral is considered remote. The Issuer believes, and intends to take the position, that the likelihood of interest deferral on the Series 2026A Junior Subordinated Notes is remote, within the meaning of the Treasury regulations, in part because the exercise of the option to defer payments of stated interest on the Series 2026A Junior Subordinated Notes would generally prevent the Issuer and the Guarantor from: (1) declaring or paying any dividend or distribution on the capital stock of the Issuer or Guarantor; (2) redeeming, purchasing, acquiring or making a liquidation payment with respect to any of the capital stock of the Issuer or Guarantor; (3) paying any principal, interest or premium on, or repaying, repurchasing or redeeming any of the debt securities of the Issuer or Guarantor that are equal or junior in right of payment with the Series 2026A Junior Subordinated Notes or the related guarantee, as the case may be; or (4) making any payments with respect to any guarantee of debt securities of the Issuer or Guarantor if such guarantee is equal or junior in right of payment to the Series 2026A Junior Subordinated Notes or the related guarantee (as the case may be). Similarly, in certain circumstances, the Issuer may be obligated to pay amounts in excess of stated interest on or principal of the Series 2026A Junior Subordinated Notes (“Excess Payments”). Such Excess Payments will not affect the amount of interest income that a United States Holder recognizes if there is only a remote likelihood that such Excess Payments will be made. The Issuer believes, and intends to take the position, that the likelihood that it will make any such Excess Payments is remote. The Issuer’s determination regarding the remoteness of these contingencies is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. Based on these positions, the Series 2026A Junior Subordinated Notes should not be treated as having been issued with OID. Accordingly, except as set forth below, interest paid on the Series 2026A Junior Subordinated Notes should be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with such United States Holder’s method of accounting for United States federal income tax purposes.
There can be no assurance that the IRS or a court will agree with the foregoing positions. The meaning of the term “remote” in the Treasury regulations has not been addressed in any rulings or other interpretations by the IRS or by any court. The IRS may take a position contrary to that described above, which could affect the amount and timing of income, as described below, and potentially the character of income (including gain) from the Series 2026A Junior Subordinated Notes. United States Holders should consult their own tax advisors regarding the appropriate tax treatment of income on the Series 2026A Junior Subordinated Notes.
If the IRS successfully challenged the Issuer’s position regarding the remoteness of the contingencies described above, or if interest were in fact deferred, (a) the Series 2026A Junior Subordinated Notes would be treated as issued with OID at the time of issuance or at the time that any such deferral actually occurs, as the case may be, or (b) the Series 2026A Junior Subordinated Notes could be treated as “contingent payment debt instruments.” In the case of the former treatment, all remaining stated interest on the Series 2026A Junior Subordinated Notes would thereafter be treated as OID as long as the Series 2026A Junior Subordinated Notes are outstanding. In such an event, a United States Holder would be required to include, in taxable income, interest on the Series 2026A Junior Subordinated Notes as it accrues, regardless of its method of accounting, calculated using a constant yield method under applicable Treasury regulations and actual cash payments of stated interest on the Series 2026A Junior Subordinated Notes would not be included in taxable income.
If the Series 2026A Junior Subordinated Notes are treated as “contingent payment debt instruments,” a United States Holder would be required to accrue, based on the estimated Excess Payments, interest income on the Series 2026A Junior Subordinated Notes in excess of stated interest and treat as ordinary income, rather than as capital gain, any income realized on the taxable disposition of the Series 2026A Junior Subordinated Notes. In the event any such Excess Payments are made and vary from the estimated amounts, the United States Holder will be required to recognize appropriate adjustments to such accrued interest income.
If the Series 2026A Junior Subordinated Notes are deemed to be issued with OID at the time of issuance, or at a subsequent time by reason of an actual interest deferral, or are deemed to be contingent payment debt instruments, a United States Holder’s tax basis in the Series 2026A Junior Subordinated Notes generally will be its initial purchase price

(net of accrued interest paid upon purchase), increased by OID previously includible in that United States Holder’s gross income to the date of disposition, and decreased by payments received by that United States Holder on the Series 2026A Junior Subordinated Note since and including the date that the Series 2026A Junior Subordinated Notes were deemed to be issued with OID.
The Issuer believes that the Series 2026A Junior Subordinated Notes are variable rate debt instruments within the meaning of the applicable Treasury regulations regarding OID. Further, the Issuer intends that the initial interest rate and the interest rate on each Interest Reset Date for the Series 2026A Junior Subordinated Notes will be set in a manner that will satisfy the tests under those regulations to avoid the existence of OID upon issuance. Unless otherwise indicated, the remainder of this discussion assumes that the Series 2026A Junior Subordinated Notes are not treated as issued with OID and are not contingent payment debt instruments.
If a holder of Series 2026A Junior Subordinated Notes sells its Series 2026A Junior Subordinated Notes before the record date for a payment of interest after the commencement of an Optional Deferral Period, such holder will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the relevant accrual period. Moreover, the accrued OID will be added to such selling holder’s adjusted tax basis in the Series 2026A Junior Subordinated Notes but may not be reflected in the amount such holder realizes on the sale. To the extent the amount realized on a sale is less than a holder’s adjusted tax basis, the holder will recognize a capital loss for United States federal income tax purposes. The deductibility of capital losses is subject to limitations.
Non-United States Holders
Subject to the discussions below of backup withholding and under “Foreign Account Tax Compliance Act Withholding,” no withholding of United States federal income tax will apply to a payment of interest on a Series 2026A Junior Subordinated Note to a Non-United States Holder under the “Portfolio Interest Exemption,” provided that:
•such payment is not effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States;
•the Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the Issuer’s stock entitled to vote;
•the Non-United States Holder is not a controlled foreign corporation that is related directly or constructively to the Issuer through stock ownership;
•the Non-United States Holder is not a bank that acquired the Series 2026A Junior Subordinated Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and
•the Non-United States Holder provides the withholding agent, in accordance with specified procedures, with a statement to the effect that such holder is not a United States person (generally by providing a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable).
If a Non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, payments of interest on the Series 2026A Junior Subordinated Notes (including payments in respect of OID, if any, on the Series 2026A Junior Subordinated Notes) made to such Non-United States Holder will be subject to a 30% United States federal withholding tax, unless that holder provides the paying agent with a properly executed statement:
(i) claiming an exemption from or reduction of withholding tax under an applicable income tax treaty (generally on an IRS Form W-8BEN or W-8BEN-E, as applicable); or
(ii) stating that the payment on the Series 2026A Junior Subordinated Notes is not subject to withholding tax because it is effectively connected to that Non-United States Holder’s conduct of a trade or business in the United States (generally on an IRS Form W-8ECI).
If a Non-United States Holder is engaged in a trade or business in the United States (and, if an applicable United States income tax treaty applies, if the Non-United States Holder maintains a permanent establishment within the United States) and the interest on the Series 2026A Junior Subordinated Notes is effectively connected with the conduct of that trade or business (and, if an applicable United States income tax treaty applies, attributable to that permanent establishment), that Non-United States Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if that Non-United States Holder were a United States Holder. In addition, if such Non-United States Holder is a foreign corporation, it may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
Any gain realized by a Non-United States Holder on the sale, exchange, redemption or retirement of a Series 2026A Junior Subordinated Note generally will not be subject to United States federal income tax unless:
•such gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained by the Non-United States Holder within the United States); or
•the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.
The amount of interest paid on the Series 2026A Junior Subordinated Notes to Non-United States Holders generally must be reported annually to the IRS. These reporting requirements apply regardless of whether withholding was reduced or eliminated by the Portfolio Interest Exemption or any applicable income tax treaty. Copies of the information returns reflecting income in respect of the Series 2026A Junior Subordinated Notes may also be made available to the tax authorities in the country in which the Non-United States Holder is a resident under the provisions of an applicable income tax treaty or information sharing agreement.
A Non-United States Holder will generally not be subject to additional information reporting or to backup withholding with respect to payments on the Series 2026A Junior Subordinated Notes or to information reporting or backup withholding with respect to proceeds from the sale or other disposition of Series 2026A Junior Subordinated Notes to or through a United States office of any broker, as long as the Non-United States Holder:
•has furnished to the payor or broker a valid IRS Form W-8BEN or W-8BEN-E, as applicable, certifying, under penalties of perjury, the Non-United States Holder’s status as a non-United States person;
•has furnished to the payor or broker other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with applicable Treasury regulations; or
•otherwise establishes an exemption.
The payment of the proceeds from a sale or other disposition of Series 2026A Junior Subordinated Notes to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, a sale or disposition of Series 2026A Junior Subordinated Notes will be subject to information reporting, but not backup withholding, if it is to or through a foreign office of a United States broker or a non-United States broker with certain enumerated connections with the United States unless the documentation requirements described above are met or the holder otherwise establishes an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder will be allowed as a credit against such holder’s United States federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-United States Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such exemption, if applicable.
Foreign Account Tax Compliance Act Withholding
Pursuant to sections 1471 through 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act or “FATCA”) and under associated Treasury regulations and related administrative guidance, a United States federal withholding tax of 30% will apply to interest income paid on Series 2026A Junior Subordinated Notes held by a Non-United States Holder where the Non-United States Holder is (i) a foreign financial institution (as a beneficial owner or as an intermediary), unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), or (ii) a foreign entity that is not a financial institution (as a beneficial owner or as an intermediary), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity. Although withholding under FATCA would have applied to payments of gross proceeds from the sale, redemption or other disposition of the Series 2026A Junior Subordinated Notes on or after January 1, 2019, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-United States Holder of Series 2026A Junior Subordinated Notes might be eligible for a refund or credit of such taxes, and a Non-United States Holder might be required to file a United States federal income tax return to claim such refund or credit. The Issuer will not pay any additional amounts to “gross up” payments to holders as a result of any withholding or deduction for such taxes. Non-United States Holders of Series 2026A Junior Subordinated Notes are encouraged to consult with their tax advisors regarding the possible implications of these withholding requirements on their investment in the Series 2026A Junior Subordinated Notes.
THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE SERIES 2026A JUNIOR SUBORDINATED NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)
Subject to the terms and conditions of an underwriting agreement (the “Underwriting Agreement”), the Issuer and the Guarantor have agreed to sell to each of the underwriters named below (the “Underwriters”) for whom Barclays Capital Inc., PNC Capital Markets LLC, Scotia Capital (USA) Inc. and Truist Securities, Inc. are acting as representatives (the “Representatives”) and each of the Underwriters has severally, and not jointly, agreed to purchase from the Issuer and the Guarantor the principal amount of the Series 2026A Junior Subordinated Notes set forth opposite its name below:

Underwriters	Principal Amount of Series 2026A Junior Subordinated Notes
Barclays Capital Inc.	$104,375,000
PNC Capital Markets LLC	104,375,000
Scotia Capital (USA) Inc.	104,375,000
Truist Securities, Inc.	104,375,000
BBVA Securities Inc.	21,250,000
CIBC World Markets Corp.	21,250,000
Regions Securities LLC	21,250,000
R. Seelaus & Co., LLC	15,000,000
Samuel A. Ramirez & Company, Inc.	3,750,000
Total	$500,000,000
The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Series 2026A Junior Subordinated Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. In the Underwriting Agreement, the Underwriters have severally agreed, subject to the terms and conditions set forth therein, to purchase all of the Series 2026A Junior Subordinated Notes offered hereby, if any of the Series 2026A Junior Subordinated Notes are purchased. The offering of the Series 2026A Junior Subordinated Notes by the Underwriters is subject to receipt and acceptance of the Series 2026A Junior Subordinated Notes and subject to the Underwriters’ right to reject any order in whole or in part.
The Underwriters propose to offer the Series 2026A Junior Subordinated Notes to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and may offer the Series 2026A Junior Subordinated Notes to certain dealers at such price less a concession not in excess of 0.600% of the principal amount per Series 2026A Junior Subordinated Note. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.400% of the principal amount per Series 2026A Junior Subordinated Note. After the initial public offering of the Series 2026A Junior Subordinated Notes, the initial public offering price and other selling terms may be changed.
The Series 2026A Junior Subordinated Notes are a new issue of securities with no established trading market. The Series 2026A Junior Subordinated Notes will not be listed on any securities exchange or on any automated dealer quotation system. The Underwriters may make a market in the Series 2026A Junior Subordinated Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series 2026A Junior Subordinated Notes or that an active public market for the Series 2026A Junior Subordinated Notes will develop. If an active public trading market for the Series 2026A Junior Subordinated Notes does not develop, the market price and liquidity of the Series 2026A Junior Subordinated Notes may be adversely affected.
The Issuer and the Guarantor have, jointly and severally, agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
The Issuer’s expenses associated with the offer and sale of the Series 2026A Junior Subordinated Notes (not including the underwriting discount) are estimated to be $470,000.
The Issuer and the Guarantor have agreed with the Underwriters, that during the period of 15 days from the date of the Underwriting Agreement, they will not sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series 2026A Junior Subordinated Notes, any security convertible into, exchangeable into or exercisable for the Series 2026A Junior Subordinated Notes or any debt securities substantially similar to the Series 2026A Junior Subordinated Notes (except for the Series 2026A Junior Subordinated Notes issued pursuant to the Underwriting Agreement), without the prior written consent of the Representatives. This agreement does not apply to issuances of (i) commercial paper or other debt securities with scheduled maturities of less than one year, (ii) any senior indebtedness or (iii) securities denominated in any currency other than U.S. dollars.
In order to facilitate the offering of the Series 2026A Junior Subordinated Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series 2026A Junior Subordinated Notes. Specifically, the Underwriters may over-allot in connection with this offering, creating short positions in the Series 2026A Junior Subordinated Notes for their own accounts. In addition, to cover over-allotments or to stabilize the price of the Series 2026A Junior Subordinated Notes, the Underwriters may bid for, and purchase, Series 2026A Junior Subordinated Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to the Underwriters or dealers for distributing Series 2026A Junior Subordinated Notes in this offering, if the Underwriters repurchase previously distributed Series 2026A Junior Subordinated Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series 2026A Junior Subordinated Notes above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time without notice.
In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.
None of the Issuer, the Guarantor and any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series 2026A Junior Subordinated Notes. In addition, none of the Issuer, the Guarantor and any Underwriter makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.
It is expected that delivery of the Series 2026A Junior Subordinated Notes will be made, against payment for the Series 2026A Junior Subordinated Notes, on or about May 22, 2026 (the “settlement date”), which will be the second business day following the pricing of the Series 2026A Junior Subordinated Notes. Under Rule 15c6-1 under the 1934 Act, purchases or sales of securities in the secondary market generally are required to settle within one business day (T+1), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of the Series 2026A Junior Subordinated Notes who wish to trade the Series 2026A Junior Subordinated Notes prior to the business day preceding the settlement date will be required, because the Series 2026A Junior Subordinated Notes will settle within two business days (T+2), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.
In the ordinary course of business, the Underwriters and their respective affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking, investment banking, sales and trading, investment research, principal investment, hedging, market making, asset leasing treasury services and other financial and non-financial activities and services for the Issuer, the Guarantor or their affiliates, for which they received, or will continue to receive, customary fees or compensation.
In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities), loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Issuer, the Guarantor or their affiliates. Certain of the Underwriters or their affiliates that have a lending relationship with the Issuer routinely hedge, and certain other of the Underwriters or their affiliates may hedge, their credit exposure to the Issuer consistent with their customary risk management policies. Typically, such Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the Issuer’s securities, including potentially the Series 2026A Junior Subordinated Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Series 2026A Junior Subordinated Notes. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Conflicts of Interest
Certain of the Underwriters or their affiliates may hold a portion of the indebtedness that the Issuer intends to repay using all or a portion of the net proceeds from the sale of the Series 2026A Junior Subordinated Notes. It is possible that one or more of the Underwriters or their affiliates could receive 5% or more of the net proceeds from the sale of the Series

2026A Junior Subordinated Notes, and, in that case, such Underwriter would be deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority (“FINRA”) Rule 5121. In the event of any such conflict of interest, such Underwriter would be required to conduct the distribution of the Series 2026A Junior Subordinated Notes in accordance with FINRA Rule 5121. If the distribution is conducted in accordance with FINRA Rule 5121, such Underwriter would not be permitted to confirm a sale of a Series 2026A Junior Subordinated Note in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
Selling Restrictions
Canada
Each Underwriter has represented and agreed that the Series 2026A Junior Subordinated Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Series 2026A Junior Subordinated Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this Prospectus Supplement or the accompanying Prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area
The Series 2026A Junior Subordinated Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 as amended where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Series 2026A Junior Subordinated Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Series 2026A Junior Subordinated Notes or otherwise making them available to any retail investor in the EEA, may be unlawful under the PRIIPs Regulation.
This Prospectus Supplement and the accompanying Prospectus have been prepared on the basis that any offer of the Series 2026A Junior Subordinated Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Series 2026A Junior Subordinated Notes. This Prospectus Supplement and the accompanying Prospectus are not a prospectus for the purposes of the Prospectus Regulation.
Japan
The Series 2026A Junior Subordinated Notes have not been and will not be registered under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Act No. 25 of April 13, 1948, as amended, the “Financial Instruments and Exchange Law”) and each Underwriter has represented and agreed that it will not offer or sell any Series 2026A Junior Subordinated Notes, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used in this paragraph means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

The Republic of Korea
The Series 2026A Junior Subordinated Notes have not been and will not be registered with the Financial Services Commission of the Republic of Korea (“Korea”) under the Financial Investment Services and Capital Markets Act of Korea. Each Underwriter has represented and agreed that the Series 2026A Junior Subordinated Notes may not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the Series 2026A Junior Subordinated Notes, the Series 2026A Junior Subordinated Notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the Regulation on Issuance, Public Disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the Series 2026A Junior Subordinated Notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20% of the aggregate issue amount of the Series 2026A Junior Subordinated Notes, (c) the Series 2026A Junior Subordinated Notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant purchase agreement, the subscription agreement and the offering circular and (e) the Issuer and the Underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.
Singapore
This Prospectus Supplement and the accompanying Prospectus have not been registered as a prospectus with the Monetary Authority of Singapore (the “MAS”). Accordingly, the Underwriters have represented and agreed that they have not offered or sold any Series 2026A Junior Subordinated Notes or caused the Series 2026A Junior Subordinated Notes to be made the subject of an invitation for subscription or purchase nor will they offer or sell the Series 2026A Junior Subordinated Notes or cause the Series 2026A Junior Subordinated Notes to be made the subject of an invitation for subscription or purchase, nor have they circulated or distributed nor will they circulate or distribute this Prospectus Supplement, the accompanying Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Series 2026A Junior Subordinated Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 4A of the Securities and Futures Act, 2001 of Singapore, as modified or amended from time to time (the “SFA”), pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulation 2018 of Singapore or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Series 2026A Junior Subordinated Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)     a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)     a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the Series 2026A Junior Subordinated Notes under Section 275 except:
(1)     to an institutional investor pursuant to Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) and in accordance with the conditions specified in Section 275 of the SFA;
(2)    (in the case of a corporation) where the transfer arises from an offer referred to in Section 276(3)(c)(ii) of the SFA or (in the case of a trust) where the transfer arises from an offer referred to in Section 276(4)(c)(ii) of the SFA;

(3)     where no consideration is or will be given for the transfer;
(4)     where the transfer is by operation of law;
(5)     as specified in Section 276(7) of the SFA; or
(6)     as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivative Contracts) Regulations 2018 of Singapore.
Solely for the purposes of its obligations pursuant to sections 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the Series 2026A Junior Subordinated Notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAAN16: Notice on Recommendations on Investment Products).
Switzerland
This Prospectus Supplement is not intended to constitute an offer or solicitation to purchase or invest in the Series 2026A Junior Subordinated Notes. The Series 2026A Junior Subordinated Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Series 2026A Junior Subordinated Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this Prospectus Supplement nor any other offering or marketing material relating to the Series 2026A Junior Subordinated Notes constitutes a prospectus pursuant to the FinSA, and neither this Prospectus Supplement nor any other offering or marketing material relating to the Series 2026A Junior Subordinated Notes may be publicly distributed or otherwise made publicly available in Switzerland.
Taiwan
Each Underwriter has represented and agreed that the Series 2026A Junior Subordinated Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, The Republic of China (“Taiwan”) pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Series 2026A Junior Subordinated Notes in Taiwan.
United Arab Emirates
The Series 2026A Junior Subordinated Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this Prospectus Supplement and the accompanying Prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This Prospectus Supplement and the accompanying Prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
United Kingdom
Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Series 2026A Junior Subordinated Notes to any retail investor in the UK. For the purposes of this provision:
(1)    a retail investor means a person who is neither:
(a)    a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of domestic law in the UK or
(b)    a qualified investor as defined in paragraph 15 of Schedule I to the Public Offer and Admissions and Trading Regulations 2024 (as it may be amended from time to time) and
(2)     the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Series 2026A Junior Subordinated Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Series 2026A Junior Subordinated Notes. Consequently, no key

information document required by the UK PRIIPs Regulation for offering or selling the Series 2026A Junior Subordinated Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Series 2026A Junior Subordinated Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
Each Underwriter has represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Series 2026A Junior Subordinated Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Series 2026A Junior Subordinated Notes in, from or otherwise involving the United Kingdom.

EXPERTS
The financial statements and the related financial statement schedule of Southern Company Gas, except Southern Natural Gas Company, L.L.C. (Southern Company Gas' investment in which is accounted for by the use of the equity method), as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP as stated in their reports incorporated by reference herein. The financial statements of Southern Natural Gas Company, L.L.C. as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025 (not separately incorporated by reference herein) have been audited by BDO USA, P.C., as stated in their report incorporated by reference herein. Such financial statements and financial statement schedule of Southern Company Gas and the related reports are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent registered public accounting firms.

PROSPECTUS

Southern Company Gas
Southern Company Gas Capital Corporation
Debt Securities
Guarantee of Debt Securities
Junior Subordinated Notes
Guarantee of Junior Subordinated Notes

_______________________________________

The specific terms of these securities will be provided in supplements to this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest.

See “Risk Factors” on page 1 for information on certain risks related to the purchase of securities offered by this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________________________

February 21, 2025

ABOUT THIS PROSPECTUS
This Prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process under the Securities Act of 1933, as amended (the “1933 Act”). Under the shelf process, Southern Company Gas Capital Corporation (the “Issuer”) and Southern Company Gas (the “Company” or the “Guarantor” and, together with the Issuer, the “registrants”) may sell, in one or more transactions,
•debt securities of the Issuer (the “debt securities”), guaranteed by the Guarantor, or
•junior subordinated notes of the Issuer (the “junior subordinated notes”), guaranteed by the Guarantor.
This Prospectus provides a general description of those securities. Each time the Issuer and the Guarantor sell securities, they will provide a prospectus supplement that will contain specific information about the terms of that offering (the “Prospectus Supplement”). The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement together with the additional information under the heading “Available Information.”
RISK FACTORS
Investing in the securities offered hereby involves risk. Please see the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Form 10-K”), which is incorporated by reference in this Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus.
AVAILABLE INFORMATION
The registrants have filed with the Commission a registration statement on Form S-3 (the “Registration Statement,” which term encompasses any amendments to the Registration Statement and exhibits to the Registration Statement) under the 1933 Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, to which reference is made.
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports and other information with the Commission. The Commission maintains a website that contains reports, proxy and information statements and other information regarding issuers including the Company that file electronically at http://www.sec.gov. Copies of certain information filed by the Company with the Commission are also available on the Company’s website at http://www.southerncompanygas.com. The Company is not incorporating by reference the contents of such website into this Prospectus and such contents should not be considered to be a part of this Prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The Form 10-K has been filed with the Commission pursuant to the 1934 Act and is incorporated by reference in this Prospectus and made a part hereof.
All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and made a part of this Prospectus from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated by reference in this Prospectus (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference in this Prospectus). Such requests should be directed to Marcia R. DeMar, Corporate Secretary, Southern Company Gas, Ten Peachtree Place, N.E., Atlanta, Georgia 30309, telephone (404) 584-4000.

SOUTHERN COMPANY GAS
The Company is an energy services holding company whose primary business is the distribution of natural gas in four states - Illinois, Georgia, Virginia, and Tennessee - through natural gas distribution utilities. The Company is also involved in several other businesses that are complementary to the distribution of natural gas. The Company was incorporated under the laws of the State of Georgia on November 27, 1995 for the primary purpose of becoming the holding company for Atlanta Gas Light, which was founded in 1856. The principal executive office of the Company is located at Ten Peachtree Place, N.E., Atlanta, Georgia 30309, and its telephone number is (404) 584-4000.
SOUTHERN COMPANY GAS CAPITAL CORPORATION
The Issuer is a wholly-owned subsidiary of the Company. The Issuer provides financing for the Company on an ongoing basis through a commercial paper program, the issuance of various debt and hybrid securities and other financing arrangements. The principal executive office of the Issuer is located at 3535 Colonnade Parkway, Birmingham, Alabama 35243, and its telephone number is (404) 584-4000.
FINANCIAL STATEMENTS OF THE ISSUER AND ACCOUNTING TREATMENT
There are no separate financial statements of the Issuer in this Prospectus. The registrants do not believe such financial statements would be helpful because:
•The Issuer is a wholly-owned subsidiary of the Company, and the financial information of the Issuer is included with the consolidated financial statements and financial information of the Company, which is filed under the 1934 Act.
•The Issuer does not have any independent operations other than providing for the ongoing financing needs of the Company.
•The obligations of the Issuer will be fully and unconditionally guaranteed by the Company.
The Issuer is not, and will not become, subject to the information reporting requirements of the 1934 Act.
USE OF PROCEEDS
Except as may be otherwise described in an applicable Prospectus Supplement, the net proceeds received by the Issuer from the sale of the debt securities or the junior subordinated notes will be used to pay scheduled maturities and/or refundings of securities of the Company or its subsidiaries, to repay short-term indebtedness of the Company or its subsidiaries to the extent outstanding and for other general corporate purposes, including the investment by the Company in its subsidiaries.
DESCRIPTION OF DEBT SECURITIES
The debt securities will be issued by the Issuer under an indenture (the “Senior Note Indenture”) dated as of February 1, 2025 as supplemented and amended from time to time, among the Issuer, the Guarantor and U.S. Bank Trust Company, National Association, as trustee (the “Senior Note Indenture Trustee”). The debt securities will be guaranteed by the Guarantor under the guarantees described below.
The following description of the terms of the debt securities and the guarantees summarizes the material terms that will apply to the debt securities and the guarantees. The description is not complete, and is qualified by the Senior Note Indenture, a copy of which is an exhibit to the registration statement of which this Prospectus is a part. In the discussion below, the applicable section in the Senior Note Indenture has been noted following the paragraph in which it is summarized. The referenced section of the Senior Note Indenture and the definitions of capitalized terms are incorporated by reference in the following summary.
General
The Senior Note Indenture does not limit the aggregate principal amount of the debt securities that may be issued thereunder and provides that the debt securities may be issued from time to time in series. The debt securities will be unsecured and will rank on parity with all of the Issuer’s other unsecured and unsubordinated indebtedness, unless otherwise provided in a Prospectus Supplement.
The Prospectus Supplement and any related pricing supplement will describe certain terms of the offered debt securities, including:

•the title of the offered debt securities;
•any limit on the aggregate principal amount of the offered debt securities;
•the person or persons to whom interest on the offered debt securities shall be payable on any interest payment date if other than the person in whose name the offered debt security is registered on the regular record date;
•the date or dates on which the principal of the offered debt securities is payable;
•the rate or rates (or manner in which interest is to be determined) at which the offered debt securities will bear interest, if any, and the date from which such interest, if any, will accrue and the regular record date for the interest payable on the offered debt securities on any interest payment date;
•the periods within which, the prices at which and the terms and conditions upon which the offered debt securities may be redeemed, in whole or in part, at the Issuer’s option;
•the Issuer’s obligation, if any, to redeem or purchase the offered debt securities pursuant to any sinking fund or analogous provision or at the option of the holder, the period or periods within which, and the price or prices at which and the terms and conditions upon which such offered debt securities will be redeemed or purchased;
•whether the offered debt securities are to be issued in whole or in part in the form of one or more global notes and, if so, the identity of the depositary for such global notes; and
•any events of default (in addition to those specified in the Senior Note Indenture) or other terms and conditions with respect to the offered debt securities that are not inconsistent with the terms of the Senior Note Indenture.
Unless otherwise provided in the Prospectus Supplement or a pricing supplement, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof.
One or more series of debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which, at the time of issuance, is below market rates) to be sold at a substantial discount below their stated principal amount. Special federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.
The Senior Note Indenture provides that all debt securities of any one series need not be issued at the same time and that the Issuer may, from time to time, issue additional debt securities of a previously issued series. In addition, the Senior Note Indenture provides that the Issuer may issue debt securities with terms different from those of any other series of debt securities and, within a series of debt securities, terms, such as interest rate or manner in which interest is calculated, original issue date, redemption provisions and maturity date, may differ.
Payment of Notes; Transfers; Exchanges
Except as may be provided in the applicable Prospectus Supplement, interest, if any, on each debt security payable on each interest payment date will be paid to the person in whose name such debt security is registered as of the close of business on the regular record date relating to such interest payment date. However, if there has been a default in the payment of interest on any debt security, such defaulted interest may be payable to the holder of such debt security as of the close of business on a date selected by the Senior Note Indenture Trustee not more than 15 days and not less than 10 days prior to the date the Issuer proposes for payment of such defaulted interest. (See Section 307.)
Principal of, and premium and interest, if any, on the debt securities will be payable at the office of the Senior Note Indenture Trustee designated for such purpose or at any paying agency the Issuer maintains for such purpose. The Issuer may appoint one or more paying agents and may remove any paying agent, all in its discretion. The applicable Prospectus Supplement will identify any paying agent appointed.
The transfer of the debt securities may be registered, and the debt securities may be exchanged for other debt securities of authorized denominations and of like tenor and aggregate principal amount, at the office of the Senior Note Indenture Trustee designated for such purpose or at any paying agency the Issuer maintains for such purpose. The Issuer may appoint one or more additional security registrars or transfer agents and may remove any security registrar or transfer agent, all in its discretion. The applicable Prospectus Supplement will identify any additional security registrar or transfer agent appointed.
No service charge will be made for any registration of transfer or exchange of the debt securities, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Issuer will not be required:

•to issue, register the transfer of or exchange debt securities during the period of 15 days prior to giving any notice of redemption or
•to issue, register the transfer of or exchange any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)
Redemption
Any terms for the optional or mandatory redemption of the offered debt securities will be set forth in the applicable Prospectus Supplement. In accordance with the terms of the Senior Note Indenture, unless otherwise indicated in a board of directors resolution, officers’ certificate pursuant to a board resolution, or the supplemental indenture authorizing the debt securities related to the relevant series, debt securities will be redeemable only upon notice, by mail, not less than 30 nor more than 60 days prior to the date fixed for redemption and, if less than all of the debt securities of any series are to be redeemed, the particular debt securities will be selected (i) in accordance with the procedures of the depositary if the debt securities are issued in the form of one or more global notes and (ii) by lot or other method determined by the Senior Note Indenture Trustee if the debt securities are held in definitive form by more than one holder. (See Sections 403 and 404.)
Any notice of optional redemption may state that such redemption shall be conditional upon the receipt by the paying agent, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium and interest, if any, on such debt securities and that if such money or a notice of delay has not been received, the notice of redemption will be of no force or effect, and the Issuer will not be required to redeem such debt securities. (See Section 404.)
Events of Default
The following are events of default under the Senior Note Indenture with respect to debt securities of any series:
•failure to pay any interest on any debt security within 30 days after the same becomes due and payable;
•failure to pay principal of or any premium on any debt security within three business days of when due;
•failure to perform, or breach of, any other covenant or warranty in the Senior Note Indenture (other than a covenant or warranty included in the Senior Note Indenture solely for the benefit of one or more series of debt securities other than that series), continued for 90 days after written notice to the Issuer by the Senior Note Indenture Trustee or by the holders of at least 25% in principal amount of the outstanding debt securities to the Issuer and the Senior Note Indenture Trustee as provided in the Senior Note Indenture;
•certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization; and
•any other event of default provided with respect to the debt securities of that series. (See Section 801.)
No event of default with respect to the debt securities of one series necessarily constitutes an event of default with respect to the debt securities of any other series issued under the Senior Note Indenture.
If an event of default (other than certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization) occurs and is continuing, either the Senior Note Indenture Trustee or the holders of at least 33% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all the outstanding debt securities of that series to be due and payable immediately; provided, however, that if such an event of default occurs and is continuing with respect to more than one series of debt securities, the Senior Note Indenture Trustee or the holders of not less than 33% in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, may make such declaration of acceleration and not the holders of the debt securities of any of such series. (See Section 802.)
The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of the debt securities of that series, waive any past default under the Senior Note Indenture with respect to the debt securities of that series, except a default in the payment of principal or premium or interest, if any, or in respect of a provision of the Senior Note Indenture which cannot be amended or modified without the consent of the holder of each outstanding debt security of the series affected. (See Section 813.)
Remedies
At any time after the declaration of acceleration with respect to the debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the event or events of default giving rise to such declaration of acceleration shall, without further act, be deemed to have been waived, and such declaration and its consequences shall, without further act, be deemed to have been rescinded and annulled if:

•the Issuer or the Guarantor has paid or deposited with the Senior Note Indenture Trustee a sum sufficient to pay:
a.all overdue interest on all debt securities of such series;
b.the principal of and premium, if any, on any debt securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed hereof in such debt securities;
c.to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such debt securities; and
d.all amounts due to the Senior Note Indenture Trustee under the Senior Note Indenture; and
•any other event or events of default with respect to the debt securities of such series, other than the nonpayment of the principal of the debt securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Senior Note Indenture. (See Section 802.)
The Senior Note Indenture provides that, subject to the duty of the Senior Note Indenture Trustee during the continuance of an event of default to act with the required standard of care, the Senior Note Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Senior Note Indenture Trustee reasonable indemnity and/or security. Subject to such provisions for the indemnification of the Senior Note Indenture Trustee and subject to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Senior Note Indenture Trustee, or exercising any trust or power conferred on the Senior Note Indenture Trustee, with respect to the debt securities of that series; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, will have the right to make such direction, and not the holders of the debt securities of any one of such series; and provided, further, that:
•such direction will not be in conflict with any rule of law or with the Senior Note Indenture and could not involve the Senior Note Indenture Trustee in personal liability in circumstances where reasonable indemnity and/or security would not be adequate; and
•the Senior Note Indenture Trustee may take any other action it deems proper which is not inconsistent with such direction. (See Section 812.)
The right of a holder of any debt security of such series to institute a proceeding with respect to the Senior Note Indenture is subject to the following conditions precedent:
•the holder shall have previously given written notice to the Senior Note Indenture Trustee of a continuing event of default;
•the holders of not less than a majority in aggregate principal amount of the outstanding securities of all series in respect to which an event of default shall have occurred and be continuing shall have made a written request to the Senior Note Indenture Trustee to institute proceedings in respect of the event of default;
•the holders shall have offered to the Senior Note Indenture Trustee reasonable indemnity and/or security against the costs, expenses and liabilities to be incurred in compliance with such request;
•the Senior Note Indenture Trustee for 60 days after its receipt of such notice, request and offer of indemnity and/or security shall have failed to institute any such proceedings; and
•the Senior Note Indenture Trustee shall have not received direction inconsistent with the written request during the 60 day period by the holders of a majority in aggregate principal amount of the outstanding securities of all series in respect of which an event of default shall have occurred. (See Section 807.)
However, each holder has an absolute right to receive payment of principal and premium and interest, if any, when due and to institute suit for the enforcement of any such payment. (See Section 808.) The Senior Note Indenture provides that the Senior Note Indenture Trustee, within 90 days after the occurrence of any default thereunder with respect to the debt securities of a series, is required to give the holders of the Senior Note Indenture securities of such series notice of any default known to it, unless cured or waived; provided, however, that, except in the case of a default in the payment of principal of or premium or interest, if any, on any debt securities of such series or in the payment of any sinking fund installment with respect to debt securities of such series, the Senior Note Indenture Trustee may withhold such notice if the Senior Note Indenture Trustee determines that it is in the interest of such holders to do so; and provided, further, that in the case of an event of default of the character specified above in the third bullet point under “—Events of Default”, no such notice shall be given to such holders until at least 75 days after the occurrence thereof. (See Section 902.)
The Senior Note Indenture requires the Issuer to annually furnish to the Senior Note Indenture Trustee a statement as to its performance of certain obligations and as to any default in such performance. The Senior Note Indenture also requires the Issuer to notify the Senior Note Indenture Trustee of any event of default within ten days after certain of its officers obtain actual knowledge thereof. (See Section 606.)
Modification, Waiver and Amendment
Certain modifications and amendments of the Senior Note Indenture may be made by the Issuer, the Guarantor and the Senior Note Indenture Trustee without the consent of the holders, including those which:
•evidence the assumption by any successor of the obligations of the Issuer or the Guarantor under the Senior Note Indenture or with respect to the debt securities;
•add to the covenants of the Issuer or the Guarantor for the benefit of the holders or surrender any of the rights of the Issuer or the Guarantor under the Senior Note Indenture;
•add any events of default, in addition to those specified in the Senior Note Indenture, with respect to any series of outstanding debt securities;
•change or eliminate any provision of the Senior Note Indenture or add any new provision to the Senior Note Indenture; provided, however, that if such change, elimination or addition will adversely affect the interests of holders of debt securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when there is no debt security of such series remaining outstanding under the Senior Note Indenture;
•provide collateral security for the debt securities;
•establish the form or terms of debt securities of any series;
•evidence the appointment of a separate or successor Senior Note Indenture Trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the Senior Note Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Senior Note Indenture by more than one Senior Note Indenture Trustee;
•provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of debt securities;
•subject to certain conditions, change the place where debt securities may be transferred, exchanged or paid; or
•cure any ambiguity or inconsistency or make any other provisions with respect to matters and questions arising under the Senior Note Indenture, provided such provisions shall not adversely affect the interests of the holders of debt securities of any series in any material respect. (See Section 1201.)
Without limiting the generality of the foregoing, if the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), is amended to require changes to the Senior Note Indenture or the incorporation therein of additional provisions or permit changes to, or the elimination of, provisions which, at the date of the Senior Note Indenture or at any time thereafter, are required by the Trust Indenture Act to be contained in the Senior Note Indenture, the Senior Note Indenture Trustee, the Issuer and the Guarantor may, without the consent of any holders, enter into one or more supplemental indentures to effect or reflect any such change, incorporation or elimination.
Modifications and amendments of the Senior Note Indenture may be made by the Senior Note Indenture Trustee, the Issuer and the Guarantor with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series then outstanding under the Senior Note Indenture and affected by such modification or amendment, considered as one class; provided, however, that no such modification or amendment may, without the consent of the holders of each outstanding debt security affected thereby:
•change the stated maturity of the principal of, or any installment of principal of or interest, if any, on, any debt security;
•reduce the principal amount of, or premium or interest, if any, on, any debt security;
•reduce the amount of principal of an original issue discount debt security payable upon acceleration of the maturity thereof;

•change the currency in which any principal of, or premium or interest, if any, on, any debt security is payable;
•impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;
•reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Senior Note Indenture or for waiver of compliance with certain provisions of the Senior Note Indenture or for waiver of certain defaults;
•reduce the requirements for quorum or voting; or
•amend provisions of the Senior Note Indenture relating to waivers of covenants affecting the amount of securities that may be authenticated and delivered, waivers of past defaults and supplemental indentures requiring the consent of the holders.
A supplemental indenture which changes or eliminates any covenant or other provision of the Senior Note Indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Senior Note Indenture of the holders of any other debt securities. (See Section 1202.)
Covenants; Consolidation, Merger and Sale of Assets
Each of the Issuer and the Guarantor will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all of its respective properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all necessary repairs, renewals, replacements, betterments and improvements thereof to be made, all as, in its judgment, may be necessary so that its business may be properly conducted; provided, however, that the foregoing will not prevent the Issuer or the Guarantor from discontinuing, or causing the discontinuance of, the operation and maintenance of any of its respective properties if such discontinuance is, in its judgment, desirable in the conduct of its business and will not adversely affect the interests of the holders of debt securities of any series in any material respect. (See Section 605.)
Subject to the provisions described in the next paragraph, each of the Issuer and the Guarantor will do or cause to be done all things necessary to preserve and keep in full force and effect its respective corporate existence and rights (charter and statutory) and its franchises; provided, however, that the Issuer and the Guarantor will not be required to preserve any such right or franchise if, in the judgment of the Issuer or the Guarantor, preservation thereof is no longer desirable in the conduct of the business of the Issuer or the Guarantor and the failure to preserve any such right or franchise will not adversely affect the interests of the holders of debt securities of any series in any material respect. (See Section 604.)
Each of the Issuer and the Guarantor may, without the consent of the holders of any of the outstanding debt securities under the Senior Note Indenture, merge into, consolidate with, or sell, lease or convey all or substantially all of its assets to a successor company organized under the laws of the United States, any state thereof or the District of Columbia, provided, however, that such successor company assumes its respective obligations on the debt securities and under the Senior Note Indenture, that after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both would become an event of default, will have occurred and be continuing, and that the Issuer or the Guarantor, as the case may be, will have delivered to the Senior Note Indenture Trustee an opinion of counsel and an officer’s certificate as provided in the Senior Note Indenture. (See Section 1101.) The term “substantially all” when used in reference to the sale, lease or conveyance of such assets has not been interpreted under governing law to represent a specific quantitative test as applied to the Issuer or the Guarantor and, as a consequence, holders may not be able to determine when the Issuer or the Guarantor has entered into a transaction that sells, leases or conveys substantially all of its respective assets. As a result of this uncertainty, it may be difficult for the holders to determine whether such sale, lease or conveyance has occurred and whether to declare an event of default and exercise acceleration rights. Further, there could be a disagreement between the holders and the Issuer or the Guarantor over whether such a sale, lease or conveyance of assets qualifies as substantially all of the assets of the Issuer or the Guarantor. To the extent that the holders elect to exercise their rights under the Senior Note Indenture resulting from what the holders deem to be a sale, lease or conveyance of substantially all of the assets and the Issuer or the Guarantor contests such an election, there can be no assurances as to how a court would interpret the meaning of substantially all of the assets of the Issuer or the Guarantor.
Satisfaction and Discharge
The Issuer may terminate its obligations (except for certain specified surviving obligations described below) under the Senior Note Indenture with respect to debt securities of any series on the terms and subject to the conditions contained in the Senior Note Indenture, by depositing in trust with the Senior Note Indenture Trustee cash or eligible obligations (as defined below) (or a combination thereof) sufficient to pay the principal of and premium, if any, and interest, if any, due and to become due on the debt securities of such series on or prior to their maturity or redemption date in accordance with the terms of the Senior Note Indenture and such debt securities. (See Section 701.)
The Senior Note Indenture, with respect to any and all series of debt securities (except for certain specified surviving obligations) will be discharged and cancelled upon the satisfaction of certain conditions, including:
•the payment in full of the principal of (and premium, if any) and interest on all of the debt securities of such series or the deposit with the Senior Note Indenture Trustee of an amount in cash or eligible obligations (or a combination thereof) sufficient (without any regard to reinvestment thereof) for such payment or redemption, in accordance with the Senior Note Indenture;
•the payment by the Issuer of all other sums required under the Senior Note Indenture; and
•the delivery of an officer’s certificate by the Issuer to the Senior Note Indenture Trustee stating that all conditions relating to the satisfaction and discharge of the Senior Note Indenture have been complied with. (See Section 702.)
Eligible obligations include:
•with respect to debt securities denominated in United States dollars, government obligations (which include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof); and
•with respect to debt securities denominated in a currency other than United States dollars or in a composite currency, such other obligations or instruments as shall be specified with respect to such debt securities, as contemplated by the Senior Note Indenture.
Notwithstanding the satisfaction and discharge of the Issuer’s obligations under the Senior Note Indenture as described above, the following obligations of the Issuer and the Senior Note Indenture Trustee in respect of the Issuer’s debt securities shall survive:
•the obligation to execute, authenticate and deliver temporary securities (Section 304);
•the obligation to maintain a security register to provide for the registration of the debt securities and the registration of their transfer and exchange (Section 305);
•the obligation to execute, authenticate and deliver debt securities in exchange for mutilated securities surrendered to the Senior Note Indenture Trustee or in exchange for lost and stolen debt securities (Section 306);
•the obligation to give proper notice of redemption (Section 404);
•the obligation to give notice of a sinking fund payment date for the debt securities (Section 503);
•the obligation to maintain an office or agency where the debt securities may be surrendered for registration of transfer or exchange and where notices and demands to or from the Issuer and the Guarantor may be served (Section 602);
•the obligation for money for debt securities payments to be held in trust (Section 603);
•obligations regarding satisfaction and discharge of the debt securities and the Senior Note Indenture and the application of trust money (Article Seven);
•obligations regarding compensation and reimbursement and indemnification of the Senior Note Indenture Trustee (Section 907); and
•the obligation of the Senior Note Indenture Trustee relating to the appointment of an authenticating agent (Section 914).
In order to terminate the Issuer’s obligations in respect of any series of debt securities, the Issuer must deliver to the Senior Note Indenture Trustee an opinion of counsel to the effect that the holders of that series of securities will not recognize income, gain or loss for federal income tax purposes as a result.
Governing Law
The debt securities and the Senior Note Indenture will be governed by and construed in accordance with the laws of the State of New York.

Description of the Guarantees
The Guarantor will fully and unconditionally guarantee to each holder of debt securities and to the Senior Note Indenture Trustee and its successors the due and punctual payment of the principal of and premium, if any, and interest, if any, on the debt securities. The guarantees apply whether the payment is due at the maturity date of the debt securities, on an interest payment date, or as a result of acceleration, an offer to purchase or otherwise. The guarantees include payment of interest on the overdue principal of and interest, if any, on the debt securities (if lawful) and all other obligations of the Issuer under the Senior Note Indenture.
The guarantees will remain valid even if the Senior Note Indenture is found to be invalid. The Guarantor is obligated under the guarantees to pay any guaranteed amount immediately after the Issuer’s failure to do so.
The right of the Guarantor to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent the Guarantor may itself be recognized as a creditor of that subsidiary. Accordingly, the Guarantor’s obligations under the debt securities guarantee will be effectively subordinated to all existing and future liabilities of the Guarantor’s subsidiaries, and claimants should look only to the assets of the Guarantor for payments thereunder. The debt securities guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Guarantor, whether under the Senior Note Indenture, an existing indenture, any other indenture that the Guarantor may enter into in the future or otherwise. (See Section 1501.)
Concerning the Senior Note Indenture Trustee
The Senior Note Indenture and Section 311 of the Trust Indenture Act contain limitations on the right of the Senior Note Indenture Trustee, should it become a creditor of the Issuer or the Guarantor, to obtain payment of claims, or to realize on property received in respect of any such claim as security or otherwise in cases where the Senior Note Indenture Trustee is, or has become, a direct or indirect creditor of the Issuer or the Guarantor within three months prior to or subsequent to an event of default. In such cases, unless and until such event of default is cured, the Senior Note Indenture Trustee must set apart and hold as a special account for the benefit of the Senior Note Indenture Trustee and the holders of the debt securities, an amount equal to any and all reductions in the amount due and owing to the Senior Note Indenture Trustee as a creditor calculated after the beginning of the three-month period; and all property received by the Senior Note Indenture Trustee in respect of any claim as a creditor after the beginning of the three-month period, or an amount equal to the proceeds of any such property, if the property has been disposed of. The Senior Note Indenture Trustee will be permitted to engage in other transactions with the Issuer and the Guarantor; provided, however, that if the Senior Note Indenture Trustee acquires any conflicting interest, it must eliminate such conflict or resign.
The Senior Note Indenture provides that, in case an event of default shall occur and be continuing, the Senior Note Indenture Trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its power.
The Senior Note Indenture Trustee may also serve as Subordinated Note Indenture Trustee (as defined herein). The Senior Note Indenture Trustee may serve as trustee under other indentures pursuant to which securities of the Issuer or certain affiliates of the Issuer are outstanding.
DESCRIPTION OF JUNIOR SUBORDINATED NOTES
The junior subordinated notes will be issued by the Issuer under an indenture (the “Subordinated Note Indenture”), as supplemented and amended from time to time, to be entered into by the Issuer, the Guarantor and the trustee named therein, as trustee (the “Subordinated Note Indenture Trustee”). The junior subordinated notes will be guaranteed by the Guarantor under the guarantees described below.
The following description of the terms of the junior subordinated notes and the guarantees summarizes the material terms that will apply to the junior subordinated notes and the guarantees. The description is not complete, and is qualified by the Subordinated Note Indenture, a form of which is an exhibit to the registration statement of which this Prospectus is a part. In the discussion below, the applicable section in the Subordinated Note Indenture has been noted following the paragraph in which it is summarized. The referenced section of the Subordinated Note Indenture and the definitions of capitalized terms are incorporated by reference in the following summary.
General
The Subordinated Note Indenture does not limit the aggregate principal amount of junior subordinated notes that may be issued thereunder and provides that junior subordinated notes may be issued from time to time in series. Each series of the junior subordinated notes will be unsecured and will rank on parity with all of the Issuer’s other unsecured and subordinated indebtedness, unless otherwise provided in a Prospectus Supplement. The junior subordinated notes are subordinated and junior in right of payment to all senior indebtedness (as defined below) of the Issuer. The Guarantor will guarantee, on a junior subordinated basis, the payment of the principal (and premium, if any) and interest on the junior subordinated notes, except that no payment of interest will be made under the guarantee for any period during which the Issuer has exercised its right to defer interest payment on the junior subordinated notes.
The Prospectus Supplement and any related pricing supplement will describe certain terms of the offered junior subordinated notes, including:
•the title of the offered junior subordinated notes;
•any limit on the aggregate principal amount of the offered junior subordinated notes;
•the person or persons to whom interest on the offered junior subordinated notes shall be payable on any interest payment date if other than the person in whose name the offered junior subordinated note is registered on the regular record date;
•the date or dates on which the principal of the offered junior subordinated notes is payable;
•the rate or rates (or manner in which interest is to be determined) at which the offered junior subordinated notes will bear interest, if any, and the date from which such interest, if any, will accrue and the regular record date for the interest payable on the offered junior subordinated notes on any interest payment date;
•the place or places where the principal of, premium, if any, on and interest, if any, on the offered junior subordinated notes is payable;
•the period or periods within which, the prices at which and the terms and conditions upon which the offered junior subordinated notes may be redeemed, in whole or in part, at the Issuer’s option;
•the Issuer’s obligation, if any, to redeem or purchase the offered junior subordinated notes pursuant to any sinking fund or analogous provision or at the option of a holder and the period or periods within which, the price or prices at which, and the terms and conditions upon which, such offered junior subordinated notes will be redeemed or purchased;
•the portion of the principal amount of the offered junior subordinated notes of the series which is payable upon declaration of acceleration of the maturity, if other than the principal amount;
•any deletions from, modifications of or additions to the events of default or the covenants pertaining to the offered junior subordinated notes of the series, and any change in the rights of the trustee or holders of the offered junior subordinated notes;
•any additions to the definitions in the Subordinated Note Indenture with respect to the offered junior subordinated notes;
•whether the offered junior subordinated notes are to be issued in whole or in part in the form of one or more global notes and, if so, the identity of the depositary for the global notes; the terms and conditions, if any, on which the global note may be exchanged for certificated offered junior subordinated notes and the circumstances under which the exchange may occur, if other than in the manner provided for in the Subordinated Note Indenture; and the form of any legend or legends to be borne by any global note in addition to or instead of the legend referred to in the Subordinated Note Indenture;
•the right, if any, of the Issuer to defer interest payments or to extend the interest payment periods of the offered junior subordinated notes, including the maximum duration of any such deferral or deferrals or any such extension or extensions, the additional interest, if any, payable on the offered junior subordinated notes during any deferral or extension of the interest payment period and any notice that must be given upon the exercise of the right to defer interest payments or to extend interest payment periods;
•any restriction or condition on the transferability of the offered junior subordinated notes; and
•any other terms and conditions with respect to the offered junior subordinated notes that are not inconsistent with the terms of the Subordinated Note Indenture. (See Section 301.)
Unless otherwise provided in the Prospectus Supplement or a pricing supplement, the junior subordinated notes will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof.

The Subordinated Note Indenture provides that all junior subordinated notes of any one series need not be issued at the same time and that the Issuer may, from time to time, issue additional junior subordinated notes of a previously issued series. In addition, the Subordinated Note Indenture provides that the Issuer may issue junior subordinated notes with terms different from those of any other series of junior subordinated notes and, within a series of junior subordinated notes, terms, such as interest rate or manner in which interest is calculated, original issue date, redemption provisions and maturity date, may differ. (See Section 301.)
The Subordinated Note Indenture does not contain provisions that afford holders of junior subordinated notes protection in the event of a highly leveraged transaction involving the Issuer or the Guarantor.
Subordination
The junior subordinated notes are subordinated and junior in right of payment to all senior indebtedness (as defined below) of the Issuer and the Guarantor. No payment of principal of (including redemption payments, if any), or premium, if any, on or interest (including additional interest (as defined below)) on the junior subordinated notes may be made by the Issuer if:
•any senior indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceased to exist;
•the maturity of any senior indebtedness has been accelerated because of a default; or
•notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise of the senior indebtedness. (See Section 1303.)
Upon any payment or distribution of assets of the Issuer or the Guarantor to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Issuer or the Guarantor, the holders of senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior indebtedness before the holders of the junior subordinated notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all senior indebtedness, the rights of the holders of the junior subordinated notes will be subrogated to the rights of the holders of senior indebtedness to receive payments and distributions applicable to such senior indebtedness until all amounts owing on the junior subordinated notes are paid in full. (See Sections 1302 and 1305.)
The term “senior indebtedness” means, with respect to an obligor:
•any payment due in respect of indebtedness of such obligor, whether outstanding at the date of execution of the Subordinated Note Indenture or incurred, created or assumed after such date, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by such obligor that, by their terms, are senior or senior subordinated debt securities including, without limitation, all such obligations under its indentures with various trustees;
•all capital lease obligations;
•all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations);
•all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;
•all obligations of the type referred to in the preceding four bulleted clauses of other persons the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise; and
•all obligations of the type referred to in the preceding five bulleted clauses of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for (1) any such indebtedness that is by its terms subordinated to or that ranks equally with the junior subordinated notes and (2) any unsecured indebtedness between or among such obligor and its affiliates.
Such senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions contained in the Subordinated Note Indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness. (See Section 101.)

The Subordinated Note Indenture does not limit the aggregate amount of senior indebtedness that may be issued by the Issuer or the Guarantor. As of December 31, 2024, senior indebtedness of the Issuer and the Guarantor aggregated approximately $8.8 billion principal amount.
Additional Interest
“Additional interest” is defined in the Subordinated Note Indenture to include any interest due and not paid on an interest payment date, together with interest on such interest due from such interest payment date to the date of payment, compounded quarterly, on each interest payment date.
Payment and Paying Agents
Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any junior subordinated notes will be made only against surrender to the paying agent of such junior subordinated notes. Principal of and interest on junior subordinated notes will be payable, subject to any applicable laws and regulations, at the office of such paying agent or paying agents as the Issuer may designate from time to time. Payment of interest on junior subordinated notes on any interest payment date will be made to the person in whose name the junior subordinated notes (or predecessor security) are registered at the close of business on the record date for such interest payment.
Unless otherwise indicated in an applicable Prospectus Supplement, the Subordinated Note Indenture Trustee will act as paying agent with respect to the junior subordinated notes. The Issuer may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts.
All moneys paid to a paying agent for the payment of the principal of or interest on the junior subordinated notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Issuer, and the holder of such junior subordinated notes will from that time forward look only to the Issuer for payment of such principal and interest. (See Section 1003.)
Redemption
Any terms for the optional or mandatory redemption of the junior subordinated notes will be set forth in the applicable Prospectus Supplement. In accordance with the terms of the Subordinated Note Indenture, junior subordinated notes will be redeemable only upon notice to the Subordinated Note Indenture Trustee not less than 60 days prior to the date fixed for redemption and, if less than all of the junior subordinated notes of any series are to be redeemed, the particular junior subordinated notes will be selected by such method as the Subordinated Note Indenture Trustee deems fair and appropriate. (See Sections 1102 and 1103.)
The Issuer shall not be required to (i) issue, register the transfer of or exchange junior subordinated notes of any series during a period of 15 days immediately preceding the date notice is given identifying the junior subordinated notes of such series called for redemption or (ii) issue, register the transfer of or exchange any junior subordinated notes so selected for redemption, in whole or in part, except the unredeemed portion of any junior subordinated note being redeemed in part. (See Section 303.)
Events of Default
The Subordinated Note Indenture provides that any one or more of the following described events with respect to the junior subordinated notes of any series, which has occurred and is continuing, constitutes an event of default with respect to the junior subordinated notes of such series:
•failure for 10 days to pay interest on the junior subordinated notes of the series, including any additional interest in respect of the junior subordinated notes of the series, when due on an interest payment date other than at maturity or upon earlier redemption; provided, however, that a valid extension of the interest payment period by the Issuer will not constitute a default in the payment of interest for this purpose;
•failure to pay principal of, or premium, if any, on or interest, including additional interest, on the junior subordinated notes of such series when due at maturity or upon earlier redemption;
•failure for three business days to deposit any sinking fund payment when due by the terms of a junior subordinated note of such series;
•failure to observe or perform any other covenant or warranty of the Issuer or the Guarantor in the Subordinated Note Indenture (other than a covenant or warranty which has expressly been included in the Subordinated Note Indenture solely for the benefit of one or more series of junior subordinated notes other than such series) for 90 days after written notice to the Issuer from the Subordinated Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding junior subordinated notes of such series;
•certain events of bankruptcy, insolvency or reorganization of the Issuer or the Guarantor; and
•any other default provided with respect to the junior subordinated notes of such series in the supplemental indenture authorizing the junior subordinated notes of such series. (See Section 501.)
The holders of not less than a majority in aggregate outstanding principal amount of the junior subordinated notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Note Indenture Trustee with respect to the junior subordinated notes of such series. (See Section 512.) If a Subordinated Note Indenture event of default occurs and is continuing with respect to the junior subordinated notes of any series, then the Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated notes of such series may declare the principal amount of the junior subordinated notes due and payable immediately by notice in writing to the Issuer or the Guarantor (and to the Subordinated Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable.
The holders of not less than a majority in aggregate outstanding principal amount of the junior subordinated notes of any series may, on behalf of the holders of all the junior subordinated notes of such series, waive any past default with respect to the series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Subordinated Note Indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated note of such series affected. (See Section 513.)
Remedies
At any time after the declaration of acceleration with respect to the junior subordinated notes of any series has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of not less than a majority in principal amount of the outstanding junior subordinated notes of that series, by written notice to the Issuer and the Subordinated Note Indenture Trustee, may rescind and annul such declaration and its consequences if:
•the Issuer or the Guarantor has paid or deposited with the Subordinated Note Indenture Trustee a sum sufficient to pay:
a.all overdue interest (including additional interest) on all junior subordinated notes of the series;
b.the principal of and premium, if any, on any junior subordinated notes of the series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such junior subordinated notes;
c.to the extent that payment of such interest is lawful, interest upon overdue interest (including additional interest) at the rate or rates prescribed therefor in such junior subordinated notes; and
d.all amounts due to the Subordinated Note Indenture Trustee under the Subordinated Note Indenture; and
•all events of default with respect to the junior subordinated notes of such series, other than the non-payment of the principal of the junior subordinated notes of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Subordinated Note Indenture. (See Section 502.)
The indenture provides that, subject to the duty of the Subordinated Note Indenture Trustee during the continuance of an event of default to act with the required standard of care, the Subordinated Note Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Note Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Subordinated Note Indenture Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Subordinated Note Indenture Trustee and subject to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding junior subordinated notes of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Subordinated Note Indenture Trustee, or exercising any trust or power conferred on the Subordinated Note Indenture Trustee, with respect to the junior subordinated notes of that series; provided, however, that:
•such direction will not be in conflict with any rule of law or with the Subordinated Note Indenture and would not involve the Subordinated Note Indenture Trustee in personal liability in circumstances where reasonable indemnity could not be adequate, and
•the Subordinated Note Indenture Trustee may take any other action it deems proper which is not inconsistent with such direction. (See Section 512.)

The right of a holder of any debt security of such series to institute a proceeding with respect to the Subordinated Note Indenture is subject to the following conditions precedent:
•the holder shall have previously given written notice to the Subordinated Note Indenture Trustee of a continuing event of default;
•the holders of not less than 25% in principal amount of the outstanding junior subordinated notes of that series shall have made a written request to the Subordinated Note Indenture Trustee to institute proceedings in respect of the event of default in its own name as Subordinated Note Indenture Trustee under the Subordinated Note Indenture;
•the holders shall have offered to the Subordinated Note Indenture Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;
•the Subordinated Note Indenture Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
•the Subordinated Note Indenture Trustee shall have not received direction inconsistent with the written request during the 60 day period by the holders of a majority in principal amount of the outstanding junior subordinated notes of that series in respect of which an event of default shall have occurred. (See Section 507.)
However, each holder has an absolute right to receive payment of principal and premium, if any, and interest, if any (including additional interest), when due and to institute suit for the enforcement of any such payment. (See Section 508.) The Subordinated Note Indenture provides that the Subordinated Note Indenture Trustee, within 90 days after the occurrence of any default thereunder with respect to the junior subordinated notes of a series, is required to give the holders of the junior subordinated notes of such series notice of any default known to it, unless cured or waived; provided, however, that, except in the case of a default in the payment of principal of or premium, if any, or interest, if any (including additional interest), on any junior subordinated notes of such series or in the payment of any sinking fund installment with respect to junior subordinated notes of such series, the Subordinated Note Indenture Trustee may withhold such notice if the Subordinated Note Indenture Trustee determines in good faith that it is in the interest of such holders to do so; and provided, further, that in the case of an event of default of the character specified above in the fourth bullet point under “—Events of Default”, no such notice shall be given to such holders until at least 45 days after the occurrence thereof. (See Section 602.)
The Subordinated Note Indenture requires the Issuer and the Guarantor to annually furnish to the Subordinated Note Indenture Trustee a statement as to their performance of certain obligations and as to any default in such performance. The indenture also requires the Issuer to notify the Subordinated Note Indenture Trustee of any event which after notice or lapse of time or both would become an event of default, within five days after the occurrence of such event. (See Section 1007.)
Modification
The Subordinated Note Indenture contains provisions permitting the Issuer, the Company and the Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding junior subordinated notes of each series that is affected, to modify the Subordinated Note Indenture or the rights of the holders of the junior subordinated notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding junior subordinated note that is affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any junior subordinated note, or reduce the principal amount of any junior subordinated note or the rate of interest (including additional interest) on any junior subordinated note or any premium payable upon the redemption thereof, or change the method of calculating the rate of interest on any junior subordinated note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any junior subordinated note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding junior subordinated notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Note Indenture or certain defaults under the Subordinated Note Indenture and their consequences) provided for in the Subordinated Note Indenture, or (iii) modify any of the provisions of the Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults, or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding junior subordinated note that is affected, or (iv) modify the provisions of the Subordinated Note Indenture with respect to the subordination of the junior subordinated notes in a manner adverse to such holder. (See Section 902.)

In addition, the Issuer, the Guarantor and the Subordinated Note Indenture Trustee may execute, without the consent of any holders of junior subordinated notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of junior subordinated notes. (See Section 901.)
Guarantee of Junior Subordinated Note Payments by the Guarantor
If an event of default shall have occurred and be continuing and shall be attributable to the failure of the Issuer to pay interest (or premium, if any) or principal of the junior subordinated notes on the due date, the Guarantor will guarantee on a junior subordinated basis the payment of the principal (and premium, if any) and interest on the junior subordinated notes, except that no payment of interest will be made under the junior subordinated note guarantee for any period during which the Issuer has exercised its right to defer interest payments on the junior subordinated notes.
The junior subordinated note guarantee will rank subordinate and junior in right of payment to all senior indebtedness of the Guarantor to the extent provided in the Subordinated Note Indenture. The right of the Guarantor to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent the Guarantor may itself be recognized as a creditor of that subsidiary. Accordingly, the Guarantor’s obligations under the junior subordinated note guarantee will be effectively subordinated to all existing and future liabilities of the Guarantor’s subsidiaries, and claimants should look only to the assets of the Guarantor for payments thereunder. The junior subordinated note guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Guarantor, including senior indebtedness, whether under the Subordinated Note Indenture, an existing indenture, any other indenture that the Guarantor may enter into in the future or otherwise. (See Section 1501.)
Consolidation, Merger and Sale
Neither the Issuer nor the Guarantor may consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Subordinated Note Indenture Trustee, the payment of the principal of, and premium, if any, on and interest (including additional interest) on all the junior subordinated notes and the performance of every covenant of the Subordinated Note Indenture on the part of the Issuer or the Guarantor, as the case may be, to be performed or observed; (2) immediately after giving effect to such transactions, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and (3) the Issuer or the Guarantor, as the case may be, has delivered to the Subordinated Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Subordinated Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with. (See Section 801.)
Governing Law
The Subordinated Note Indenture and the junior subordinated notes will be governed by and construed in accordance with the internal laws of the State of New York. (See Section 112.)
Information Concerning the Subordinated Note Indenture Trustee
The Subordinated Note Indenture Trustee, prior to an event of default with respect to junior subordinated notes of any series, undertakes to perform, with respect to junior subordinated notes of such series, only such duties as are specifically set forth in the Subordinated Note Indenture and, in case an event of default with respect to junior subordinated notes of any series has occurred and is continuing, will exercise, with respect to junior subordinated notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of junior subordinated notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
The Subordinated Note Indenture Trustee may also serve as Senior Note Indenture Trustee. The Subordinated Note Indenture Trustee may serve as trustee under other indentures pursuant to which securities of the Issuer or certain affiliates of the Issuer are outstanding.

PLAN OF DISTRIBUTION
The Issuer and the Guarantor may sell the debt securities of the Issuer, guaranteed by the Guarantor, and the junior subordinated notes of the Issuer, guaranteed by the Guarantor, in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to each series of securities will set forth the terms of the offering of such securities, including the name or names of any underwriters or agents, the purchase price of such securities and the proceeds to the Issuer from such sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such securities may be listed.
If underwriters participate in the sale, such securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.
Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.
Underwriters and agents may be entitled under agreements entered into with the Issuer and the Guarantor to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents and their affiliates may engage in transactions with, or perform services for, the Issuer or the Guarantor in the ordinary course of business, for which they may receive customary compensation.
Each series of securities will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange.
LEGAL MATTERS
The validity of the debt securities of the Issuer, guaranteed by the Guarantor, and the junior subordinated notes of the Issuer, guaranteed by the Guarantor, and certain matters relating to such securities will be passed upon on behalf of the Issuer and the Guarantor by Troutman Pepper Locke LLP, Atlanta, Georgia. Certain legal matters relating to such securities with respect to the laws of the State of Alabama will be passed upon by Balch & Bingham LLP, Birmingham, Alabama. Certain legal matters will be passed upon for the underwriters by Hunton Andrews Kurth LLP, New York, New York. From time to time, Hunton Andrews Kurth LLP acts as counsel to affiliates of the Guarantor for some matters.
EXPERTS
The financial statements and the related financial statement schedule of Southern Company Gas, except Southern Natural Gas Company, L.L.C. (Southern Company Gas' investment in which is accounted for by the use of the equity method), as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP as stated in their reports incorporated by reference herein. The financial statements of Southern Natural Gas Company, L.L.C. as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024 (not separately incorporated by reference herein) have been audited by BDO USA, P.C., as stated in their report incorporated by reference herein. Such financial statements and financial statement schedule of Southern Company Gas and the related reports are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent registered public accounting firms.

$500,000,000
SOUTHERN COMPANY GAS CAPITAL CORPORATION

Series 2026A 6.05% Fixed-to-Fixed Reset Rate
Junior Subordinated Notes due September 15, 2056

__________________________________
PROSPECTUS SUPPLEMENT
May 20, 2026
__________________________________

Joint Book-Running Managers

Barclays	PNC Capital Markets LLC	Scotiabank	Truist Securities